AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1996

                                             REGISTRATION STATEMENT NO. 333-1594
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                 AMENDMENT NO. 4

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                            THE VINCAM GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            FLORIDA                         7363                 59-2452823
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

                                                                                        MR. CARLOS A. SALADRIGAS
                                                                                         CHAIRMAN OF THE BOARD,
                                                                                 PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                                                         THE VINCAM GROUP, INC.
                          2850 DOUGLAS ROAD                                                2850 DOUGLAS ROAD
                     CORAL GABLES, FLORIDA 33134                                      CORAL GABLES, FLORIDA 33134
                            (305) 460-2350                                                   (305) 460-2350
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
  INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)             INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   ----------
                                   COPIES TO:

       THOMAS R. MCGUIGAN, P.A.                   BRUCE E. MACDONOUGH
        STEEL HECTOR & DAVIS LLP          GREENBERG, TRAURIG, HOFFMAN, LIPOFF,
   200 S. BISCAYNE BLVD., SUITE 4000             ROSEN & QUENTEL, P.A.
       MIAMI, FLORIDA 33131-2398            1221 BRICKELL AVENUE, 22ND FLOOR
             (305) 577-2850                       MIAMI, FLORIDA 33131
                                                     (305) 579-0882
                                   ----------

  APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after the Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]

                       CALCULATION OF REGISTRATION FEE
================================================================================
                                     PROPOSED MAXIMUM
      TITLE OF EACH CLASS           AGGREGATE OFFERING           AMOUNT OF
OF SECURITIES TO BE REGISTERED           PRICE(1)             REGISTRATION FEE
- --------------------------------------------------------------------------------

Common Stock, $.001 par value ....     $37,950,000              $13,086.21*
================================================================================
 * Reflects additional filing fee payable pursuant to Rule 457(o) based upon increased proposed maximum offering price. $2,181.04 is being paid in connection herewith; $10,905.17 was previously paid.
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

                                   ----------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                             THE VINCAM GROUP, INC.
                   Cross-Reference Sheet Showing the Location
                    in the Prospectus of Information Required
                         by Items in Part I of Form S-1

ITEM
 NO.                FORM S-1 CAPTION                  LOCATION IN PROSPECTUS
- ----                ----------------                  ----------------------
1.        Forepart of the Registration Statement and
            Outside Front Cover Page of Prospectus .. Outside Front Cover Page

2.        Inside Front and Outside Back Cover Pages
            of Prospectus ..........................  Inside Front and Outside Back Cover Pages

3.        Summary Information, Risk Factors and
            Ratio of Earnings to Fixed Charges .....  Prospectus Summary; the Company;
                                                        Risk Factors

4.        Use of Proceeds ..........................  Use of Proceeds; Business

5.        Determination of Offering Price ..........  Risk Factors; Underwriting

6.        Dilution .................................  Dilution

7.        Selling Security Holders .................  Principal and Selling Shareholders

8.        Plan of Distribution .....................  Outside Front Cover Page; Underwriting

9.        Description of Securities to
            be Registered ..........................  Description of Capital Stock; Shares Eligible for
                                                        Future Sale; Management--1995 Stock Option Plan,
                                                        --1996 Long Term Incentive Plan; Dividend Policy

10.       Interests of Named Experts
            and Counsel ............................  Legal Matters; Experts

11.       Information with Respect to the
            Registrant .............................  The Company; Dividend Policy; Selected Financial
                                                        Data, Management's Discussion and Analysis of
                                                        Financial Condition and Results of Operations;
                                                        Business; Management; Certain Transactions;
                                                        Principal and Selling Shareholders; Description
                                                        Of Capital Stock; Shares Eligible for Future
                                                        Sale

12.       Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities ............................  Not applicable.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                    SUBJECT TO COMPLETION, DATED MAY 9, 1996

P R O S P E C T U S
                                2,200,000 SHARES

                             THE VINCAM GROUP, INC.

                                  Common Stock

                                   ----------

   Of the 2,200,000 shares of Common Stock being offered hereby, 2,000,000 shares are being offered by The Vincam Group, Inc. (the "Company"), and 200,000 shares are being offered by certain of the Company's shareholders (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

   Prior to this offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on The Nasdaq National Market under the symbol "VCAM."

                                   ----------
SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD
 BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                                   ----------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

================================================================================
                             UNDERWRITING                            PROCEEDS
              PRICE TO      DISCOUNTS AND        PROCEEDS TO        TO SELLING
               PUBLIC       COMMISSIONS(1)       COMPANY(2)        SHAREHOLDERS
- --------------------------------------------------------------------------------
Per Share        $              $                  $                 $
- --------------------------------------------------------------------------------
Total(3)       $               $                  $                 $
================================================================================
(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See
    "Underwriting."

(2) Before deducting expenses of the offering payable by the Company estimated at $700,000.

(3) The Selling Shareholders have granted the Underwriters a 30-day option to purchase up to an aggregate of 330,000 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling
    Shareholders will be $         , $          and $         , respectively.
    See "Underwriting."
                                   ----------
   The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or
about         , 1996 at the offices of Smith Barney Inc., 14 Wall Street, New
York, New York 10005.
                                   ----------
Smith Barney Inc.
                              Alex. Brown & Sons
                                 INCORPORATED
                                                             Hambrecht & Quist
           , 1996

The Vincam Group, Inc.

Market Opportunities & Operating Model

Market Potential

Over $1 Trillion
Under 3% Current Penetration
Industry Growth Rate Over 25%
Highly Fragmented Industry

Market Drivers

Increasing Employment Costs
Complex Legal & Regulatory Environment
High Benefit & Workers' Compensation Costs
Increasing Use of Outsourcing

Client Benefits

Ability to Focus on Core Business
Reduced Exposure to Liabilities
Employment Cost Control
Better Employee Attraction & Retention

Distribution System
Client Employers & Employees

Over 330 Clients
Over 11K Employees

Core Competencies

Human Resource Administration
Employer Regulatory Compliance Management
Workers' Compensation Cost Containment & Safety Management
Employee Benefits

New Market Opportunities

Leverage Core Competencies
Unbundle Services to Serve Larger Clients

Structural Economies & Operating Efficiencies


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

   THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "VINCAM" AND THE "COMPANY" REFER TO THE VINCAM GROUP, INC. AND ITS CONSOLIDATED SUBSIDIARIES.

                                 THE COMPANY

   The Vincam Group, Inc., one of the largest professional employer organizations ("PEO") in the industry, provides small and medium-sized businesses with an outsourcing solution to the complexities and costs related to employment and human resources. The Company's continuum of integrated employment-related services consists of human resource administration, employment regulatory compliance management, workers' compensation coverage, health care and other employee benefits. The Company establishes a co-employer relationship with its clients and contractually assumes substantial employer responsibilities with respect to worksite employees. The Company believes its services assist business owners in: (i) managing escalating costs associated with workers' compensation, health insurance coverage, workplace safety programs, and employee-related litigation, (ii) providing employees with competitive health care and related benefits that are more characteristic of large employers, and (iii) reducing the time and effort required by business owners and executives to deal with the increasingly complex legal and regulatory environment affecting employment. As of December 31, 1995, the Company provided professional employer services to approximately 340 client organizations with nearly 11,400 employees, primarily in Florida, Georgia and Michigan.

   According to the U.S. Small Business Administration, there were approximately 5.1 million businesses in the United States with fewer than 500 employees in 1992. Collectively, these businesses employed an estimated 49 million employees and represented approximately $1.1 trillion in aggregate annual payroll, implying a potential market size for PEO services of $1.3 trillion (assuming an average mark-up of approximately 20%). The PEO industry began to evolve in the early 1980s largely in response to the burdens placed on small to medium-sized employers by an increasingly complex legal and regulatory environment. While various service providers, such as payroll processing firms, benefits and safety consultants, and temporary services firms are available to assist businesses with specific tasks, these organizations do not typically provide a comprehensive range of services relating to the employer/ employee relationship. PEOs address this market void.

   The PEO industry has experienced significant growth in recent years. Industry sources estimate that gross revenues in the PEO industry grew from $5.0 billion in 1991 to $13.8 billion in 1995, representing a compounded annual growth rate of approximately 29%. The Company believes that the increasing willingness of businesses to outsource non-core activities and functions, the low market penetration of the PEO industry, and the growth in the number of small businesses in the United States has contributed to the growing demand for PEO services. The PEO industry is highly fragmented, with approximately 1,100 PEOs in operation in 1995. The Company believes that increasing industry regulatory complexity and the increasing capital requirements associated with developing larger service delivery infrastructures and management information systems should lead to significant consolidation opportunities in the PEO industry.

   The Company intends to further strengthen its position as an industry leader by: (i) providing employers with comprehensive outsourcing solutions to their human resource needs, (ii) targeting medium-sized businesses with 20 to 500 employees, (iii) aggressively managing health care and workers' compensation costs through the development of vertically integrated managed care systems, (iv) developing proprietary information systems to provide a competitive advantage in managing costs and delivering a full range of high quality services, (v) increasing penetration of existing markets by hiring additional sales personnel and increasing sales productivity, and (vi) acquiring established, quality PEOs in selected markets. In addition, the Company intends to further capitalize on its managed care expertise by offering certain specialty managed care services on a stand-alone basis to health and workers' compensation insurance companies, health maintenance organizations ("HMOs"), managed care providers and large self-insured employers.

                             RECENT DEVELOPMENTS

   The Company is currently in the process of compiling preliminary financial results for the three months ended March 31, 1996 and expects to report, for that period, revenues of approximately $79.9 million, gross profit of approximately $5.0 million and net income of approximately $593,000. These results represent an increase from the comparable period in 1995 of $24.6 million in revenues (an increase of 44.5%), $1.8 million in gross profit (an increase of 56.3%) and $271,000 in net income (an increase of 84.2%).

                                 THE OFFERING

    COMMON STOCK TO BE OFFERED:

     By the Company ..............................        2,000,000 shares

     By the Selling Shareholders .................          200,000 shares
                                                          ----------------

      Total  .....................................        2,200,000 shares

    Common Stock to be Outstanding
      after the Offering .........................        7,999,999 shares(1)

    Use of Proceeds ..............................        Estimated net proceeds of $25.3 million will be used
                                                          to repay debt and certain payables and for general corporate purposes, including potential acquisitions. See "Use
                                                          of Proceeds."

    Proposed Nasdaq National Market Symbol .....          VCAM

(1) Excludes 627,328 shares of Common Stock issuable pursuant to outstanding options under the Company's 1995 Stock Option Plan and the 1996 Long Term Incentive Plan at a weighted average exercise price of $3.99. See "Management--1995 Stock Option Plan" and "--1996 Long Term Incentive Plan."

                                   ----------
   UNLESS OTHERWISE NOTED, ALL FINANCIAL AND COMMON SHARE INFORMATION PRESENTED IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A THREE FOR FOUR REVERSE STOCK SPLIT EFFECTED ON FEBRUARY 21, 1996 AND THE CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S MANDATORILY REDEEMABLE SERIES A PARTICIPATING CONVERTIBLE PREFERRED STOCK (THE "SERIES A PREFERRED STOCK") INTO 1,043,933 SHARES OF COMMON STOCK CONCURRENTLY WITH THE CONSUMMATION OF THE OFFERING.

                            SUMMARY FINANCIAL DATA

                                                                   YEAR ENDED DECEMBER 31,
                                               -------------------------------------------------------------
                                                  1991        1992         1993         1994          1995
                                               ----------  ----------   -----------  -----------  -----------
                                                  (IN THOUSANDS, EXCEPT FOR PER SHARE AND STATISTICAL DATA)
STATEMENT OF INCOME DATA:
Revenues (1) ................................    $45,912     $86,029     $138,097     $191,533      $239,408
Direct costs:
 Salaries, wages and employment taxes of
  worksite employees ........................     40,716      74,854      121,180      168,874       212,479
 Health care and workers' compensation  .....      3,418       6,817        8,954       10,349        12,340
 State unemployment taxes and other  ........        220         745          978        1,595         1,646
                                                 -------     -------     --------     --------      --------
  Total direct costs ........................     44,354      82,416      131,112      180,818       226,465
                                                 -------     -------     --------     --------      --------
Gross profit ................................      1,558       3,613        6,985       10,715        12,943
Operating expenses:
 Administrative personnel ...................        648       1,476        3,155        3,999         6,268
 Other general and administrative ...........        541         932        1,013        2,383         3,372
 Sales and marketing ........................        260         277          640        1,376         1,724
 Depreciation and amortization ..............         44          64           88          205           338
                                                 -------     -------     --------     --------      --------
  Total operating expenses ..................      1,493       2,749        4,896        7,963        11,702
                                                 -------     -------     --------     --------      --------
Operating income ............................         65         864        2,089        2,752         1,241
Nonrecurring loss on investment .............        (32)       (480)           0            0             0
Interest (expense) income, net ..............         (8)         (3)         (44)         (19)           38
Other expenses ..............................        (20)        (41)           0            0             0
                                                 -------     -------     --------     --------      --------
Income before taxes .........................          5         340        2,045        2,733         1,279
Provision for income taxes ..................         (2)       (139)        (704)        (933)         (469)
                                                 -------     -------     --------     --------      --------
Net income ..................................    $     3     $   201     $  1,341     $  1,800      $    810
                                                 =======     =======     ========     ========      ========
Net income per common and common
  equivalent share (2) ......................       --       $  0.03     $   0.20     $   0.27      $   0.13

Weighted average shares outstanding (2)  ....      6,698       6,698        6,698        6,698         6,462

STATISTICAL DATA:
Worksite employees at period end ............      2,452       4,244        6,587        8,590        11,391
PEO client companies at period end (3)  .....                                 239          285           339
Average number of worksite employees per PEO
  client company at period end (3) ..........                                  28           30            34
Gross profit margin .........................       3.39%       4.20%        5.06%        5.59%         5.41%

                                                                   DECEMBER 31, 1995
                                                             ----------------------------
                                                               ACTUAL     AS ADJUSTED (4)
                                                             ---------- -----------------
BALANCE SHEET DATA:

Working capital ...........................................    $ 2,052        $27,392
Total assets ..............................................     17,819         41,259
Long term borrowings, including current portion  ..........      2,406          1,206
Other long term liabilities ...............................      2,737          2,737
Mandatorily redeemable Series A Preferred Stock  ..........      6,264           --
Total common stock and other stockholders' (deficit)
  equity ..................................................     (4,751)        26,853

- ----------
(1) Revenues include all amounts billed to clients for gross salaries and wages, related employment taxes, and health care and workers' compensation coverage of worksite employees.
(2) See Note 1 of Notes to Consolidated Financial Statements.
(3) Data not available for 1991 or 1992.
(4) Adjusted to reflect the sale of 2,000,000 shares of Common Stock by the Company pursuant to the offering (assuming an initial public offering price of $14.00 per share), the concurrent conversion of the Company's Series A Participating Convertible Preferred Stock into Common Stock and the application of the net proceeds from this offering as described in "Use of Proceeds."


                                  THE COMPANY

   The Vincam Group, Inc. was incorporated in Florida in September 1984 as "Human Power Resources, Inc.," and changed its name to "The Vincam Group, Inc." in 1989. The Company's corporate headquarters are located at 2850 Douglas Road, Coral Gables, Florida 33134, and its telephone number is (305) 460-2350.

                                 RISK FACTORS

   PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION PROVIDED ELSEWHERE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OF THE COMPANY.

POTENTIAL FOR UNFAVORABLE INTERPRETATION OF GOVERNMENT REGULATIONS

   The Company's operations are affected by numerous federal, state and local laws relating to labor, tax, insurance and employment matters and the provision of managed care services. By entering into an employment relationship with employees who work at client company locations ("worksite employees"), the Company assumes certain obligations and responsibilities of an employer under these laws. Because many of the laws related to the employment relationship were enacted prior to the development of alternative employment arrangements, such as those provided by professional employer organizations and other staffing businesses, many of these laws do not specifically address the obligations and responsibilities of non-traditional employers. Interpretive issues concerning such relationships have arisen and remain unsettled. Uncertainties arising under the Internal Revenue Code of 1986, as amended (the "Code") include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans provided by the Company and other alternative employers. The unfavorable resolution of these unsettled issues could have a material adverse effect on the Company's results of operations, financial condition and liquidity.

   In addition, there can be no assurance that existing laws and regulations which are not currently applicable to the Company will not be interpreted more broadly in the future so as to apply to the Company's existing activities or that new laws and regulations will not be enacted with respect to the Company's activities, either of which could have a material adverse effect on the the Company's business, financial condition, results of operations and liquidity. See "Industry Regulation."

   While many states do not explicitly regulate PEOs, approximately one-third of the states (including Florida) have passed laws that have licensing or registration requirements for PEOs and several additional states, including Georgia, are considering such regulation. Such laws vary from state to state but generally provide for monitoring the fiscal responsibility of PEOs and specify the employer responsibilities assumed by PEOs. There can be no assurance that the Company will be able to comply with any such regulations which may be imposed upon it in the future. See "Industry Regulation."

NEED FOR LICENSES AND CERTIFICATIONS

   The managed health care industry is also subject to extensive state and federal regulation. Certain of the Company's arrangements with respect to the provision of specialty managed care services or the establishment of health care provider networks require the Company to satisfy operating, licensing or certification requirements, and further expansion of the range of specialty managed care services offered by the Company is likely to subject the Company to additional licensing and regulatory requirements. Together with a Florida HMO, the Company has developed a provider network certified as a workers' compensation managed care arrangement in Florida. There can be no assurance, however, that the Company will be able to obtain or maintain all required licenses or certifications. See "Industry Regulation."

UNCERTAINTY OF IMPACT OF HEALTH CARE REFORM

   Regulation in the health care and workers' compensation fields continues to evolve, and the Company is unable to predict what additional government regulations, if any, that affect its business may be adopted in the future. In addition, health care reform and/or specific changes in laws or regulations may impact demand for the Company's services, require the Company to develop new or modified services to meet the demands of the marketplace or modify the fees that the Company may charge for its services. See "Industry Regulation."

RISKS ASSOCIATED WITH EXPANSION INTO ADDITIONAL STATES

   The Company operates primarily in Florida, Michigan and Georgia, with such states accounting for approximately 80.8%, 14.5% and 3.0%, respectively, of the Company's revenues for 1995. Future growth of the Company's operations depends, in part, on its ability to offer its services to prospective clients in additional states. In order to operate effectively in a new state, the Company must obtain all necessary regulatory approvals, achieve acceptance in the local market, adapt its procedures to that state's regulatory requirements and local market conditions and establish internal controls that enable it to conduct operations in several locations. The length of time required to obtain regulatory approval to begin operations will vary from state to state, and there can be no assurance that the Company will be able to satisfy licensing requirements or other applicable regulations of any particular state in which it is not currently operating, that it will be able to provide the full range of services currently offered in Florida, or that it will be able to operate profitably within the regulatory environment of any state in which it does obtain regulatory approval. The absence of required licenses would require the Company to restrict the services it offers. See "Industry Regulation." Moreover, as the Company expands into additional states, there can be no assurance that the Company will be able to duplicate in other markets the revenue growth and operating results experienced in its Florida market.

GEOGRAPHIC MARKET CONCENTRATION

   The Company's South Florida market (Dade, Broward and Palm Beach counties) accounted for approximately 77.1% of the Company's revenues for 1995. For the foreseeable future, a significant portion of the Company's revenues will be subject to economic factors specific to South Florida.

ADEQUACY OF RESERVES

   The Company maintains large deductible workers' compensation insurance policies, and participates in a minimum premium health insurance plan in certain states and a partially self-insured health insurance program in others. This results in the Company's payment of substantially all of the workers' compensation claims and a portion of the medical claims of its worksite employees. To the extent that the Company is not successful in managing the severity and frequency of workers' compensation injuries and medical claims, the costs incurred by the Company will increase and may have a material adverse effect on the Company's financial condition, results of operations and liquidity. The Company maintains reserves for workers' compensation, medical and behavioral health claims based on periodic reviews of open claims as well as past claims experience. While the Company believes such reserves are adequate, the Company cannot predict with certainty the ultimate liability associated with open claims and past claim experience may not be indicative of future results. Accordingly, if estimated reserve amounts prove to be less than the ultimate liability with respect to these claims, the Company's financial condition, results of operations and liquidity could be materially adversely affected. See Notes 1 and 4 of Notes to Consolidated Financial Statements.

INCREASES IN HEALTH CARE COSTS

   Health care costs, including the medical costs associated with workers' compensation, and insurance premiums, are significant to the Company's operating results. Accordingly, the Company employs extensive managed care procedures in an attempt to control such health care costs. Health care reform has recently been the subject of debate at both the federal and state government levels, and laws and regulations relating to health care are subject to change by action of the U.S. Congress, by various state legislatures or both. If such reforms result in an increase in the Company's health care costs, the Company's ability to incorporate such increases into service fees to clients may be constrained by contractual arrangements with clients, which may result in a delay before such increases can be reflected in service fees. As a result, such increases could have a material adverse effect on the Company's financial condition, results of operations and liquidity.

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

   Historically, the Company's quarterly operating results have fluctuated significantly as a result of a number of factors, including the timing of new contracts and terminations, the effect of employment tax limits and delivery of health care services, none of which can be predicted with any degree of certainty.

DEPENDENCE UPON KEY PERSONNEL

   The Company is dependent to a substantial extent upon the continuing efforts and abilities of certain key management personnel, including Carlos
A. Saladrigas (the Company's Chairman, President and Chief Executive Officer) and Jose M. Sanchez (the Company's Vice Chairman and Area President--South Florida). In addition, four of the Company's sales executives accounted for approximately 70% of the Company's new PEO business booked during 1995. However, the Company does not have employment agreements with any of its executive officers or such sales executives. The loss of services of certain of the Company's executive officers or sales executives could have a material adverse effect upon the Company's financial condition, results of operations and liquidity.

FINANCIAL CONDITION OF CLIENTS

   The Company is obligated to pay the wages and salaries of its worksite employees regardless of whether the Company's clients pay the Company on a timely basis or at all. To the extent that any client experiences financial difficulty, or is otherwise unable to meet its obligations as they become due, the Company's financial condition, results of operations and liquidity could be materially adversely affected.

SHORT TERM NATURE OF PEO SERVICES AGREEMENTS

   The Company's standard PEO services agreement provides for an initial one-year term, subject to termination by the Company or the client at any time during the first year upon 30 days' prior written notice, and thereafter annually. A significant number of terminations could have a material adverse effect on the Company's financial condition, results of operations and liquidity. See "Business--Clients."

RISK OF LOSS OF QUALIFIED STATUS FOR CERTAIN TAX PURPOSES

   The Internal Revenue Service ("IRS") is conducting a Market Segment Study of the PEO industry, focusing on selected PEOs (not including Vincam), in order to examine the relationships among PEOs, worksite employees and owners of client companies. If the IRS concludes that PEOs are not "employers" of certain worksite employees for purposes of the Code, the tax qualified status of the Company's 401(k) plan could be revoked, its cafeteria plan may lose its favorable tax status, and the Company may no longer be able to assume the client company's federal employment tax withholding obligations. If the loss of qualified tax status for the Company's 401(k) plan or cafeteria plan is applied retroactively, employees' vested account balances would become taxable immediately to the employees, the Company would lose its tax deduction to the extent the contributions were not vested, the plan trust would become a taxable trust and penalties could be assessed. In such a scenario, the Company would face the risk of client dissatisfaction as well as potential litigation, and its financial condition, results of operations and liquidity could be materially adversely affected. In addition, if the Company is required to report and pay employment taxes for the separate accounts of its clients rather than for its own account as a single employer, the Company could incur increased administrative burdens. The Company is unable to predict the timing or nature of the findings of the Market Segment Study or the ultimate outcome of such findings. See "Industry Regulation."

FAILURE TO MANAGE GROWTH

   The Company has experienced significant internal growth and intends to pursue an acquisition strategy. This growth may place a significant strain on the Company's management, financial, operating and technical resources. The Company has limited acquisition experience, and there can be no assurance that suitable acquisition candidates can be found, that the Company will have or be able to obtain the necessary financing to consummate acquisitions, that acquisitions can be consummated on favorable terms or that any acquired companies can be successfully integrated into the Company's operations. There can be no assurance that management skills and systems currently in place will be adequate to implement the Company's strategy and the failure to manage growth effectively or to implement its strategy could have a material adverse effect on the Company's results of operations, financial condition and liquidity.

LIABILITIES FOR CLIENT AND EMPLOYEE ACTIONS

   A number of legal issues remain unresolved with respect to the co-employment arrangements among PEOs, their clients and worksite employees, including questions concerning the ultimate liability for violations of employment and discrimination laws. The Company's standard client service agreement establishes a contractual division of responsibilities between the Company and each client for various human resource matters, including compliance with and liability under various governmental regulations. However, as a result of the Company's status as a co-employer, the Company may be subject to liability for violations of these or other laws despite these contractual provisions and even if it does not participate in such violations. Although such client service agreements generally provide that the client is to indemnify the Company for any liability attributable to the client's failure to comply with its contractual obligations and the requirements imposed by law, the Company may not be able to collect on such a contractual indemnification claim and thus may be responsible for satisfying such liabilities. In addition, worksite employees may be deemed to be agents of the Company, subjecting the Company to liability for the actions of such worksite employees. See "--Financial Condition of Clients," "Business--Clients" and "--Industry Regulation."

POTENTIAL LEGAL LIABILITY

   The management and administration of the delivery of health care and other services entails inherent risks of liability. The Company may, from time to time, in the ordinary course of its business, be subject to various claims, suits and complaints relating to the provision of medical care, including those related to denial of benefits to worksite employees and negligence in credentialing of providers. In addition, as an employer, the Company may also be subject to a wide variety of employment-related claims such as claims for injuries, wrongful death, harassment, discrimination, wage and hours violations and other matters. See "Business--Legal Proceedings."

RISK OF INADEQUATE INSURANCE

   Although the Company carries professional liability insurance, there can be no assurance that any such insurance carried by the Company or its providers will be sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints or that sufficient insurance will be available to the Company or such providers in the future on satisfactory terms, if at all. If the insurance carried by the Company or its providers is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints, the Company's business, financial condition, results of operations and liquidity could be materially adversely affected. See "Business--Legal Proceedings."

COMPETITION

   The PEO industry is highly fragmented, with approximately 1,100 companies providing PEO services. The Company encounters competition from other PEOs and from single-service and "fee for service" companies such as payroll processing firms, insurance companies and human resource consultants. The Company also competes directly with independent local and national entities that offer managed behavioral health or workers' compensation services, as well as with insurance carriers and other provider groups that have managed care capabilities. In addition, the Company may encounter substantial competition from new market entrants. Some of the Company's current and future competitors may be significantly larger, have greater name recognition and have greater financial, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete effectively against such competitors in the future. See "Business--Competition."

MANAGEMENT DISCRETION REGARDING PROCEEDS OF THE OFFERING

   The Company has not yet allocated a substantial portion of the net proceeds of this offering to specific uses. Management will have broad discretion as to the application of the offering proceeds. Pending the Company's use of such proceeds for general corporate purposes and possible acquisitions, such proceeds will be placed in short-term, interest-bearing, investment-grade debt securities, certificates of deposit or direct or guaranteed obligations of the United States. It is possible that the return on such investments will be less than that which would be realized were the Company immediately to use such funds for other purposes.

FINANCIAL BENEFITS TO PRINCIPAL SHAREHOLDERS

   As a result of this offering, each of Carlos A. Saladrigas and Jose M. Sanchez will beneficially own Common Stock having an aggregate market value (based on an assumed offering price of $14.00) of approximately $32 million. In addition, $700,000 of the net proceeds of the offering will be used to purchase an option to repurchase the Company's headquarters building which is held by an affiliate of Messrs. Saladrigas and Sanchez, and, upon repayment of the Company's $1.2 million subordinated promissory note, Messrs. Saladrigas and Sanchez will be released from their personal guaranties of such indebtedness. See "Use of Proceeds" and "Certain Transactions."

CONTROL BY EXISTING SHAREHOLDERS

   After this offering, the Company's officers, directors and principal shareholders will beneficially own an aggregate of 5,799,999 shares of Common Stock of the Company, constituting approximately 72.5% of the outstanding shares of Common Stock (68.4% if the Underwriters' over-allotment option is exercised in full). Accordingly, such persons will be in a position to control actions that require the consent of a majority of the Company's outstanding voting stock, including the election of directors. See "Principal and Selling Shareholders."

ABSENCE OF PRIOR TRADING MARKET

   Prior to this offering, there has been no public market for the Common Stock. Although the Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market, there can be no assurance that an active trading market will develop for the Common Stock or, if one does develop, that it will be maintained. The initial public offering price of the Common Stock will be negotiated between the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the offering. See "Underwriting."

POTENTIAL VOLATILITY OF STOCK PRICE

   The market price of the shares of Common Stock could be highly volatile, fluctuating in response to factors such as changes in the economy or the financial markets, variations in the Company's operating results, failure to achieve earnings consistent with analysts' estimates, announcements of new services or market expansions by the Company or its competitors, and developments relating to regulatory or other issues affecting the PEO or managed care industry. In addition, the Nasdaq National Market generally, and the health care sector in particular, have experienced and are likely in the future to experience significant price and volume fluctuations which could adversely affect the market price of the Company's Common Stock without regard to the Company's operating performance.

SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of the Common Stock in the public market following this offering could have an adverse effect on prevailing market prices of the Common Stock. After this offering, the 2,200,000 shares offered hereby will be freely tradeable without restriction, while approximately 3,738,750 additional shares of the Company's Common Stock will be eligible for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), subject to certain volume and other limitations. In addition, certain holders of Common Stock will have registration rights for an aggregate of up to 5,547,503 shares of Common Stock. However, all of the Company's existing security holders (who, upon the completion of this offering, will beneficially own an aggregate of approximately 5,799,999 shares of Common Stock) have agreed with the Underwriters not to sell any of their shares for a period of 180 days from the date of this Prospectus without the prior consent of Smith Barney Inc. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER EFFECT

   Certain Florida legislation applicable to the Company may deter or frustrate takeovers of the Company. Certain provisions of the Articles of Incorporation and Bylaws of the Company which will be in effect upon consummation of this offering may also deter takeovers of the Company. In addition, upon consummation of the offering made hereby, the Company will be authorized to issue 20,000,000 shares of preferred stock in one or more series, having terms fixed by the Board of Directors without shareholder vote, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of Common Stock. Issuance of these shares could also be used as an anti-takeover device. The Company has no current intentions or plans to issue any such preferred stock. See "Description of Capital Stock."

DILUTION

   Purchasers of the Common Stock offered hereby will experience immediate and significant dilution of $10.66 per share in the net tangible book value of their shares. See "Dilution."

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock being offered by the Company hereby (assuming an offering price of $14.00 per share, and after deducting estimated underwriting discounts and commissions of $2.0 million, and estimated expenses of $700,000) are estimated to be $25.3 million.

   The Company intends to use approximately $1.2 million of the net proceeds from this offering to retire the Company's subordinated promissory note bearing interest at the U.S. Treasury bill rate as in effect from year to year (7% at December 31, 1995) and the principal of which is payable in eight equal quarterly installments beginning on March 31, 1998. The Company intends to use $700,000 of the net proceeds from this offering to retire the distribution payable related to the Company's repurchase of an option to purchase the Company's headquarters previously held by an affiliate of Messrs. Saladrigas and Sanchez. See "Certain Transactions."

   The approximately $23.4 million of remaining net proceeds will be used for working capital, general corporate purposes, and expansion of the Company's operations including potential acquisitions. The Company does not, however, currently have any understanding or arrangement regarding any potential acquisition. Pending such uses, the Company intends to invest the net proceeds of this offering in high-quality short-term, interest-bearing investment-grade debt securities, certificates of deposit or direct or guaranteed obligations of the United States.

   Other than as described above, the Company has no current specific plan for the use of the net proceeds of this offering. The principal reason for conducting this offering is to enhance the Company's financial condition to
(i) permit the Company to promptly take advantage of favorable acquisition opportunities, if any; (ii) increase its financial flexibility; and (iii) obtain more favorable credit terms from the banks and insurance companies with which it deals.

   The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

                               DIVIDEND POLICY

   The Company does not anticipate paying any cash dividends in the foreseeable future, but intends instead to retain any future earnings for reinvestment in its business. Any future determination as to the payment of dividends will be made at the discretion of the Board of Directors of the Company and will depend upon the Company's operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant. In addition, the Company's credit agreement prohibits the Company from paying dividends or making other distributions on the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company at December 31, 1995, the pro forma capitalization of the Company at December 31, 1995 assuming the conversion of the mandatorily reedemable Series A Preferred Stock, and the pro forma capitalization of the Company at December 31, 1995 as adjusted to give effect to the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $14.00 per share and the application of the net proceeds from this offering as described under "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus.

                                                                            DECEMBER 31, 1995
                                                               ------------------------------------------
                                                                                              PRO FORMA
                                                                 ACTUAL     PRO FORMA(2)   AS ADJUSTED(3)
                                                               ---------- -------------  ----------------
                                                                             (IN THOUSANDS)
Distribution payable ........................................    $   700      $   700         $  --
                                                                 =======      =======         =======
Current portion of long term borrowings .....................    $ 1,305      $ 1,305         $   105
                                                                 =======      =======         =======
Long term borrowings, less current portion ..................    $ 1,101      $ 1,101         $ 1,101
                                                                 -------      -------         -------
Mandatorily redeemable Series A Preferred Stock  ............      6,264         --              --
                                                                 -------      -------         -------
Common Stock and other stockholders' (deficit) equity (1):
 Common stock; $.001 par value, 39,500,000 shares authorized,
 4,956,066 shares issued and outstanding actual, 5,999,999
 pro forma and 7,999,999 shares as adjusted .................          5            6               8

 Additional paid-in capital .................................       --          6,263          31,601

 Accumulated deficit ........................................     (4,756)      (4,756)         (4,756)
                                                                 -------      -------         -------
  Total Common Stock and other stockholders'
    (deficit) equity ........................................     (4,751)       1,513          26,853
                                                                 -------      -------         -------
   Total capitalization .....................................    $ 2,614      $ 2,614         $27,954
                                                                 =======      =======         =======

(1) Immediately prior to the completion of this offering, the Company will amend its Articles of Incorporation to increase the number of authorized shares of Common Stock to 60,000,000 and to provide for authorized shares of preferred stock of 20,000,000. See "Description of Capital Stock."

(2) Gives effect to the conversion of the mandatorily redeemable Series A Preferred Stock into 1,043,933 shares of Common Stock.

(3) Gives effect to the sale of 2,000,000 shares of Common Stock and the application of the estimated net proceeds of $25.3 million (after deducting estimated underwriting discounts and commissions of $2.0 million and estimated expenses of $700,000) as set forth in "Use of Proceeds."

                                   DILUTION

   At December 31, 1995, the Company had a net tangible deficit of ($4,868,438) or ($0.98) per share. Net tangible deficit per share is determined by dividing net tangible deficit (tangible assets less liabilities and redeemable preferred stock) by the 4,956,066 currently outstanding shares of Common Stock. The effect of the conversion of the outstanding shares of Series A Preferred Stock upon the consummation of this offering represents an increase in net tangible book value of $6,263,610 or $1.21 per share. After giving effect to the sale of the Common Stock offered hereby at an assumed public offering price of $14.00 per share, without taking into account any other deductions in net tangible book value after December 31, 1995, and after deducting assumed underwriting discounts and commissions of $1,960,000 and estimated offering expenses of $700,000, the pro forma net tangible book value per share of Common Stock would have been $3.34. This represents an increase in net tangible book value of $3.11 per share of Common Stock to existing shareholders attributable to new investors and an immediate dilution of $10.66 (or 76.1%) per share of Common Stock to investors in the offering. The following table illustrates this dilution per share:

Assumed public offering price per share of Common Stock  .......          $14.00

Net tangible deficit per share of Common Stock
 before the offering ........................................... ($0.98)

Increase in net tangible book value attributable to the
  conversion of mandatorily redeemable Series A Preferred
  Stock ........................................................   1.21

Increase in net tangible book value per share
  attributable to new investors ................................   3.11
                                                                 ------
Pro forma net tangible book value per share of Common Stock
 after the offering ............................................            3.34
                                                                          ------
Dilution per share to new investors ............................          $10.66
                                                                          ======


   Based on the same assumptions utilized in the table set forth above, the following table summarizes, on a pro forma basis as of December 31, 1995, the difference between the number of shares of Common Stock purchased from the Company, the aggregate consideration paid and the average price per share of Common Stock paid by new investors and by existing shareholders:

                            SHARES PURCHASED         TOTAL CONSIDERATION
                        -----------------------  -------------------------   AVERAGE PRICE
                           NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                        ------------ ----------  -------------- ---------- ----------------

New Investors ........    2,000,000    25.00%     $28,000,000      80.66%       $14.00
Existing Shareholders     5,999,999    75.00%       6,713,716      19.34%       $ 1.12
                          ---------   ------      -----------     -------
  Total ..............    7,999,999   100.00%     $34,713,716     100.00%
                          =========   ======      ===========     =======


                             SELECTED FINANCIAL DATA

   The selected balance sheet data as of December 31, 1991 is derived from unaudited financial statements. The selected statement of income data for the year ended December 31, 1991 and the selected financial data for the years ended December 31, 1992, 1993, 1994, and 1995 have been derived from the audited consolidated financial statements of the Company. Consolidated balance sheets at December 31, 1994 and 1995 and the related consolidated statements of income, of changes in common stock and other stockholders equity (deficit) and of cash flows for the three years ended December 31, 1995 and notes thereto appear elsewhere in this prospectus.

                                                               YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------------
                                              1991         1992         1993         1994          1995
                                           ----------  ----------   -----------  -----------  ----------
                                                      (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues (1) ............................    $45,912     $86,029     $138,097     $191,533      $239,408
Direct costs:
 Salaries, wages and employment taxes of
   worksite employees ...................     40,716      74,854      121,180      168,874       212,479
 Health care and workers' compensation  .      3,418       6,817        8,954       10,349        12,340
 State unemployment taxes and other  ....        220         745          978        1,595         1,646
                                             -------     -------     --------     --------      --------
  Total direct costs ....................     44,354      82,416      131,112      180,818       226,465
                                             -------     -------     --------     --------      --------
Gross profit ............................      1,558       3,613        6,985       10,715        12,943
Operating expenses:
 Administrative personnel ...............        648       1,476        3,155        3,999         6,268
 Other general and administrative  ......        541         932        1,013        2,383         3,372
 Sales and marketing ....................        260         277          640        1,376         1,724
 Depreciation and amortization ..........         44          64           88          205           338
                                             -------     -------     --------     --------      --------
  Total operating expenses ..............      1,493       2,749        4,896        7,963        11,702
                                             -------     -------     --------     --------      --------
Operating income ........................         65         864        2,089        2,752         1,241
Nonrecurring loss on investment  ........        (32)       (480)           0            0             0
Interest (expense) income, net ..........         (8)         (3)         (44)         (19)           38
Other expenses ..........................        (20)        (41)           0            0             0
                                             -------     -------     --------     --------      --------
Income before taxes .....................          5         340        2,045        2,733         1,279
Provision for income taxes ..............         (2)       (139)        (704)        (933)         (469)
                                             -------     -------     --------     --------      --------
Net income ..............................    $     3     $   201     $  1,341     $  1,800      $    810
                                             =======     =======     ========     ========      ========
Net income per common and common
  equivalent share (2) ..................       --       $  0.03     $   0.20     $   0.27      $   0.13

Weighted average shares outstanding (2)        6,698       6,698        6,698        6,698         6,462


                                                                       DECEMBER 31,
                                                  -----------------------------------------------------
                                                   1991 (3)    1992       1993        1994       1995
                                                  --------- ---------  ----------  ---------  ---------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Working (deficit) capital ......................    $  (69)   $  294     $2,367     $ 4,003    $ 2,052
Total assets ...................................     2,281     4,369      9,482      14,787     17,819
Long term borrowings, including current portion         77       285      1,178         996      2,406
Other long term liabilities ....................       138       423      2,151       3,206      2,737
Mandatorily redeemable Series A Preferred Stock        --        --         --          --       6,264
Total common stock and other stockholders'
  equity (deficit) .............................        14       164        848       2,648     (4,751)

- ----------
(1) Revenues include all amounts billed to clients for gross salaries and wages, related employment taxes, and health care and workers' compensation coverage of worksite employees.
(2) See Note 1 of Notes to Consolidated Financial Statements.
(3) Derived from unaudited financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

   Vincam, one of the largest PEOs in the industry, provides small and medium-sized businesses with an outsourcing solution to the complexities and costs related to employment and human resources. The Company's continuum of integrated employment-related services consists of human resource administration, employment regulatory compliance management, workers' compensation coverage, health care and other employee benefits. The Company establishes a co-employer relationship with its clients and contractually assumes substantial employer responsibilities with respect to worksite employees. In addition, the Company offers certain specialty managed care services on a stand-alone basis to health and workers' compensation insurance companies, HMOs, managed care providers and large, self-insured employers.

   The Company is currently in the process of compiling preliminary financial results for the three months ended March 31, 1996 and expects to report, for that period, revenues of approximately $79.9 million, gross profit of approximately $5.0 million and net income of approximately $593,000. These results represent an increase from the comparable period in 1995 of $24.6 million in revenues (an increase of 44.5%), $1.8 million in gross profit (an increase of 56.3%) and $271,000 in net income (an increase of 84.2%).

   The Company's 1995 operating results were adversely affected by (i) additional personnel costs of approximately $1.4 million which were primarily related to the operation and management of Vincam's newly established workers' compensation managed care arrangement ("WCMCA"), (ii) the loss of a high margin contract with a significant behavioral managed care client following that client's acquisition by a third party, which contract accounted for $0.8 million of gross profit in 1994, and (iii) an investment in corporate-level management infrastructure resulting in approximately $0.4 million of additional personnel costs.

   The Company's WCMCA service agreements produced approximately $248,000 of revenues in the month of January 1996, compared to a total of approximately $570,000 for the full year 1995.

   The Company's standard PEO services agreement provides for an initial one year term, subject to termination by the Company or the client at any time during the first year upon 30 days' prior written notice, and thereafter annually. Revenues from professional employer services are based on a pricing model that takes into account the gross pay of each employee and a mark-up which includes the estimated costs of federal and state employment taxes, workers' compensation, employee benefits and the human resource administrative services, as well as a provision for profit. The specific mark-up varies by client based on the workers' compensation classification of the worksite employees and their eligibility for health care benefits. Accordingly, the Company's average mark-up percentage will fluctuate based on client mix, which cannot be predicted with any degree of certainty. Specialty managed care revenues are generated from a variety of risk-bearing, capitated, and fee-based arrangements.

   The Company's revenues include all amounts billed to clients for gross salaries and wages, related employment taxes, and health care and workers' compensation coverage of worksite employees. The Company is obligated, as a principal, to pay the gross salaries and wages, related employment taxes and health care and workers' compensation costs of its worksite employees whether or not the Company's clients pay the Company on a timely basis or at all. The Company believes that including such amounts as revenues appropriately reflects the responsibility which the Company bears for such amounts and is consistent with industry practice.

   The Company's primary direct costs are (i) salaries, wages, the employer's portion of social security (FICA-O), Medicare premiums (FICA-M), federal unemployment taxes (FUTA) and the Michigan Single Business Tax, (ii) health care and workers' compensation costs, and (iii) state unemployment taxes and other direct costs. The Company can significantly impact its gross profit margin by actively managing the direct costs described in clauses (ii) and
(iii).

   Health care costs consist of medical insurance premiums, payments of and reserves for claims subject to deductibles and the costs of vision care, disability, employee assistance and other similar benefit plans. The Company's health care benefit plans consist of a mixture of fully-insured, minimum premium arrangements, partially self-insured plans and guaranteed cost programs. Under minimum premium arrangements and partially self-insured plans, liabilities for health care claims are recorded based on the Company's health care loss history.

   Workers' compensation costs include medical costs and indemnity payments for lost wages, administrative costs and insurance premiums related to the Company's workers' compensation coverage. Currently, the Company is insured under a large deductible insurance plan. Under this plan, the Company is obligated to reimburse its insurance carrier for a portion of the insurance risk related to workers' compensation claims up to a predetermined deductible per occurrence of $500,000. Workers' compensation costs also include reserves for claims which have been incurred but not reported and for anticipated loss development.

   State unemployment taxes are based on rates which vary from state to state. Generally they are subject to certain minimum rates, but the aggregate rates payable by an employer are affected by the employer's claims history. The Company controls unemployment claims by aggressively contesting unfounded claims and, when possible, quickly returning employees to work by reassigning them to other worksites.

   The Company's primary operating expenses are administrative personnel expenses, other general and administrative expenses, and sales and marketing expenses. Administrative personnel expenses include compensation, fringe benefits and other personnel expenses related to internal administrative employees. Other general and administrative expenses include rent, office supplies and expenses, legal and accounting fees, insurance and other operating expenses. Sales and marketing expenses include compensation of sales executives and the marketing staff, as well as marketing and advertising expenses.

   The Company's profitability is largely dependent upon its success in managing its controllable direct costs. The Company manages its controllable direct costs through its use of (i) its proprietary managed care system, which includes provider networks, utilization review and case management,
(ii) educational programs designed to reduce the severity and frequency of workplace accidents, and (iii) a variety of other techniques, including drug-free workplace programs, involvement in hiring, disciplinary and termination decisions, adjudication of unemployment claims, and reassignment of laid off workers.

   Many of the federal and state laws and regulations relating to labor, tax and employment matters applicable to employers were enacted prior to the development of non-traditional employment relationships and, accordingly, do not specifically address the obligations and responsibilities of PEOs. The IRS is conducting a Market Segment Study of the PEO industry, focusing on selected PEOs (not including Vincam), in order to examine the relationships among PEOs, worksite employees and owners of client companies. If the IRS concludes that PEOs are not "employers" of certain worksite employees for purposes of the Code, the tax qualified status of the Company's 401(k) plan could be revoked, its cafeteria plan may lose its favorable tax status, and the Company may no longer be able to assume the client company's federal employment tax withholding obligations. If the loss of qualified tax status for the Company's 401(k) plan or cafeteria plan is applied retroactively, employees' vested account balances would become taxable immediately, the Company would lose its tax deductions to the extent the contributions were not vested, the plan trust would become a taxable trust and penalties could be assessed. In such a scenario, the Company would face the risk of client dissatisfaction as well as potential litigation, and its financial condition, results of operations and liquidity could be materially adversely affected. The Company is unable to predict the timing or nature of the findings of the Market Segment Study Group or the ultimate outcome of such conclusions or findings. See "Industry Regulation" and "Risk Factors--Risk of Loss of Qualified Status for Certain Tax Purposes."

   The Company, among others, is currently a defendant in a wrongful death suit filed by the wife and children of a deceased worksite employee. The plaintiffs seek damages in excess of $10 million. Discovery in the proceeding has been stayed pending the Court's determination of whether the plaintiffs adequately stated a cause of action against the Company and the client company which is a co-defendant. The Company believes that if the lawsuit is adversely determined, the Company will be entitled to indemnification from the client or its general/umbrella liability insurance carrier. While there can be no assurance that the ultimate outcome of this lawsuit will not have a material adverse effect on the Company's financial condition and results of operations, management believes, based on consultations with the Company's counsel, that the outcome of this lawsuit will not have such an effect. See "Business--Legal Proceedings."

RESULTS OF OPERATIONS

   The following table sets forth, for each of 1993, 1994 and 1995, certain selected income statement data expressed as a percentage of revenues:

                                                                         AS A PERCENT OF REVENUES
                                                                  -------------------------------------
                                                                      1993         1994         1995
                                                                  ----------- -----------  -----------
Revenues .......................................................     100.0%       100.0%        100.0%
Direct costs:
 Salaries, wages and employment taxes of worksite employees  ...      87.7%        88.2%         88.8%
 Health care and workers' compensation .........................       6.5%         5.4%          5.2%
 State unemployment taxes and other ............................       0.7%         0.8%          0.7%
                                                                  ----------- -----------  -----------
  Total direct costs ...........................................      94.9%        94.4%         94.6%
                                                                  ----------- -----------  -----------
Gross profit ...................................................       5.1%         5.6%          5.4%
                                                                  ----------- -----------  -----------
Operating expenses:
 Administrative personnel ......................................       2.3%         2.1%          2.6%
 Other general and administrative ..............................       0.7%         1.2%          1.4%
 Sales and marketing ...........................................       0.5%         0.7%          0.7%
 Depreciation and amortization .................................       0.1%         0.1%          0.1%
                                                                  ----------- -----------  -----------
  Total operating expenses .....................................       3.5%         4.2%          4.9%
                                                                  ----------- -----------  -----------
Income before taxes ............................................       1.5%         1.4%          0.5%
Provision for income taxes .....................................       0.5%         0.5%          0.2%
                                                                  ----------- -----------  -----------
Net income .....................................................       1.0%         0.9%          0.3%
                                                                  =========== ===========  ===========

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

   The Company's revenues were $239.4 million for the year ended December 31, 1995, compared to $191.5 million for the year ended December 31, 1994, representing an increase of $47.9 million, or 25.0%. This increase was due primarily to an increased number of PEO clients and worksite employees. Between December 31, 1994 and December 31, 1995, the number of PEO clients increased 18.9%, from 285 to 339. The number of worksite employees increased 32.6% over the same period, from 8,590 worksite employees to 11,391. In addition, the Company earned approximately $570,000 of revenues from its workers' compensation managed care services in 1995, the first year such services were offered.

   Salaries, wages and employment taxes of worksite employees were $212.5 million for 1995, compared to $168.9 million for 1994, representing an increase of $43.6 million, or 25.8%. Salaries, wages and employment taxes of worksite employees were 88.8% of revenues for 1995, compared to 88.2% for 1994. Salaries, wages and employment taxes of worksite employees increased as a percentage of revenues as a result of a change in the Company's client mix towards clients having more favorable workers' compensation risk profiles which allows the Company to charge a lower markup.

   Health care and workers' compensation costs were $12.3 million for 1995, compared to $10.3 million for 1994, representing an increase of $2.0 million, or 19.2%. Health care and workers' compensation costs were 5.2% of revenues for 1995, compared to 5.4% for 1994. This decrease was due primarily to improved efficiency in managing the frequency and severity of workers' compensation claims.

   State unemployment taxes and other direct costs were relatively unchanged from 1994 to 1995. State unemployment taxes and other direct costs were 0.7% of revenues for 1995, compared to 0.8% for 1994. This decrease is due primarily to improved efficiency in managing state unemployment insurance claims.

   Gross profit was $12.9 million for 1995, compared to $10.7 million for 1994, representing an increase of $2.2 million, or 20.8%. Gross profit was 5.4% of revenues for 1995, compared to 5.6% for 1994. This decrease was due primarily to the loss of a high margin contract with a significant behavioral health client in the third quarter of 1994 as a result of that client's acquisition by a third party. This contract represented approximately $0.8 million in gross profit during 1994.

   Administrative personnel expenses were $6.3 million for 1995, compared to $4.0 million for 1994, representing an increase of $2.3 million, or 56.8%. Of this increase, approximately $1.4 million was primarily attributable to increased staffing for the Company's workers' compensation managed care services, which were made available to external clients for the first time in 1995. The balance was primarily attributable to an increase in corporate management personnel and other general and administrative expenses related to the growth described above. Administrative personnel expenses were 2.6% of revenues for 1995, compared to 2.1% for 1994.

   Other general and administrative expenses were $3.4 million for 1995, compared to $2.4 million for 1994, representing an increase of $1.0 million, or 41.5%. Other general and administrative expenses were 1.4% of revenues for 1995, compared to 1.2% for 1994.

   Sales and marketing costs were $1.7 million for 1995, compared to $1.4 million for 1994, representing an increase of $0.3 million, or 25.3%, but as a percentage of revenue remained at 0.7%. The increase reflects the addition of sales executives and a senior vice president of sales and marketing.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

   The Company's revenues were $191.5 million for 1994, compared to $138.1 million for 1993, representing an increase of $53.4 million, or 38.7%. This increase was due primarily to an increased number of clients and worksite employees in 1994. Between December 31, 1993 and December 31, 1994, the number of PEO clients increased 19.2%, from 239 to 285. The number of worksite employees increased 30.4% over the same period, from 6,587 worksite employees to 8,590.

   Salaries, wages, and employment taxes of worksite employees were $168.9 million for 1994, compared to $121.2 million for 1993, representing an increase of $47.7 million, or 39.4%. Salaries, wages, and employment taxes of worksite employees were 88.2% of revenues for 1994, compared to 87.7% for 1993. Salaries, wages and employment taxes of worksite employees increased as a percentage of revenues as a result of a change in the Company's client mix towards clients having more favorable workers' compensation risk profiles which allows the Company to charge a lower markup.

   Health care and workers' compensation costs were $10.3 million for 1994, compared to $8.9 million for 1993, representing an increase of $1.4 million, or 15.6%. Health care and workers' compensation costs were 5.4% of revenues for 1994, compared to 6.5% for 1993. This decrease is due primarily to improved claims loss experience, coupled with the conversion to a large deductible policy. In 1993, the Company's workers' compensation policy was a loss-sensitive retrospectively rated plan which provided for retroactive premium adjustments based on actual loss experience. Since January 1994, the Company has been insured for workers' compensation benefits under a large deductible insurance plan. Under this plan, the Company is obligated to pay workers' compensation claims up to a predetermined deductible per occurrence ($500,000) and in the aggregate $5,250,000.

   State unemployment taxes and other direct costs were $1.6 million for 1994, compared to $1.0 million for 1993, representing an increase of $0.6 million, or 63.1%. State unemployment taxes and other direct costs were 0.8% of revenues for 1994, compared to 0.7% for 1993.

   Gross profit was $10.7 million for 1994, compared to $7.0 million for 1993, representing an increase of $3.7 million, or 53.4%. Gross profit was 5.6% of revenues for 1994, compared to 5.1% for 1993. This increase is due primarily to the increase in revenues as described above, and the reduction in certain direct costs as a percentage of revenues as described above.

   Administrative personnel expenses were $4.0 million for 1994, compared to $3.2 million for 1993, representing an increase of approximately $0.8 million, or 26.8%. Administrative personnel expenses were 2.1% of revenues for 1994, compared to 2.3% for 1993. This increase was related to growth of the Company.

   Other general and administrative expenses were $2.4 million for 1994, compared to $1.0 million for 1993, representing an increase of $1.4 million, or 135.2%. Other general and administrative expenses were 1.2% of revenues for 1994, compared to 0.7% for 1993. This increase was related to growth of the Company.

   Sales and marketing costs were $1.4 million for 1994, compared to $0.7 million for 1993, representing an increase of $0.7 million, or 115.0%. Sales and marketing costs were 0.7% of revenues for 1994, compared to 0.5% for 1993. During 1994, the Company retained an advertising agency and initiated its first advertising and marketing campaign which included both print and electronic media advertising.

LIQUIDITY AND CAPITAL RESOURCES

   At December 31, 1995, the Company had working capital of $2.1 million, compared to $4.0 million at December 31, 1994. The decrease was primarily due to the classification of the Company's $1,200,000 subordinated promissory note and $700,000 payable related to the repurchase option on the Company's land and building as current as the result of this offering. The Company's primary short-term liquidity requirements relate to the Company's letter of credit requirements under its workers' compensation policies, acquisition of office and computer equipment to support its growth, and the payment of current tax obligations. The Company had $5.0 million in cash at December 31, 1995. Of this amount, $4.1 million was restricted under the terms of the Company's revolving credit facility and letters of credit thereunder, which letters of credit secure payment of workers' compensation claims. The remainder of the cash and cash equivalents is available to the Company for general corporate purposes including, but not limited to, current working capital requirements, expenditures related to the continued expansion of the Company's business through sales force additions and potential acquisitions, capital expenditures and repayments of existing indebtedness. The Company has no significant long-term debt repayment requirements.

   Net cash provided by operating activities was $1.5 million for 1995, compared to $0.5 million in 1994. The collateral requirements on the Company's workers' compensation policies are an integral part of the Company's liquidity from operating activities. Under the terms of its revolving credit facility, the Company was able to obtain an additional $3.0 million of letters of credit without an additional collateral requirement. This contributed to a small decrease in restricted cash of $0.2 million during 1995, compared to an increase of $2.3 million during 1994. Increases and decreases in the Company's accounts receivable and accrued salaries, wages, and payroll taxes are subject to fluctuations depending on the proximity of the closing date of the reporting period to that of the payroll cycle.

   Net cash used in investing activities was $0.4 million for 1995, compared to $0.9 million in 1994. Cash used in investing activities is related to the purchases of property and equipment to support the Company's growth. During 1995, the Company also acquired certain client contracts from an unrelated PEO.

   Net cash used in financing activities was $0.9 million in 1995, compared to $0.2 million in 1994. During 1995, the Company and its stockholders entered into an Agreement and Plan of Recapitalization whereby the Company's stockholders exchanged a portion of their shares of Common Stock for Series A Preferred Stock, incurring $445,150 of transaction costs. The Company also acquired 249,342 shares of its Common Stock from a minority shareholder through a cash payment of $300,000 and the issuance of a $1.2 million subordinated promissory note, which will be retired with a portion of the proceeds of this offering. See "Use of Proceeds" and Note 7 to Notes to Consolidated Financial Statements.

   The Company has a revolving credit facility with Fleet National Bank of Massachusetts ("Fleet Bank") providing for a $10.0 million revolving line of credit of which (i) an aggregate of $8.0 million is available for standby letters of credit and revolving credit loans for working capital purposes, such working capital loans not to exceed $1.0 million, and (ii) $2.0 million is available to finance acquisitions. The Company uses letters of credit primarily to secure its obligations to reimburse its workers' compensation insurance carrier for workers' compensation payments subject to the policy deductible. Borrowings are subject to a borrowing base determined by eligible accounts receivable and bear interest at prevailing rates based on Fleet Bank's Prime Rate or Eurodollar Rate. The facility is secured by substantially all of the Company's assets (including accounts receivable and $4.0 million in cash or cash equivalents) other than the Company's headquarters building. In addition, Carlos Saladrigas and Jose Sanchez have guaranteed an aggregate of $2.0 million of the Company's indebtedness under such facility. Revolving credit loans and standby letters of credit mature December 31, 1996 and acquisition loans are payable over 36 months from the date of draw. Draws can be made through December 31, 1996 and mature not later than December 31, 1999. The credit facility contains covenants that, among other things, limit the amount of total consolidated debt and liens, require the maintenance of certain consolidated financial ratios, prohibit dividends and similar payments, and restrict capital expenditures, mergers, dispositions of assets and certain business acquisitions. The Company is required to pay an unused facility fee of one-half of 1% on the unused portion of the $2.0 million credit facility which is available to finance acquisitions. See Note 5 of Notes to Consolidated Financial Statements.

   In addition, Fleet Bank has provided to the Company a commitment to enter into a replacement credit facility subject to the completion of this offering, which would provide for a $13.0 million credit facility, of which $5.0 million would be available for acquisition purposes and containing other terms substantially similar to the existing credit facility. The personal guaranties of Messrs. Saladrigas and Sanchez would be terminated in connection with such replacement credit facility.

   Although the Company currently has no significant capital commitments, the Company expects to have $750,000 of capital expenditures in 1996, primarily for computer and office equipment. During 1995 and 1994, the Company paid approximately $422,000 and $737,000, respectively, in connection with the acquisition of property and equipment, substantially all of which related to office and computer equipment. The Company's long-term liquidity needs are currently limited to debt service on the Company's outstanding long-term obligations, including capital leases. See Notes 5 and 12 of Notes to Consolidated Financial Statements. The Company anticipates that the proceeds of this offering, cash flows from operations and borrowing availability under the expected replacement Fleet Bank credit facility will be sufficient to satisfy the Company's liquidity and working capital requirements for the foreseeable future.

INFLATION

   The Company believes the effects of inflation have not had a significant impact on its results of operations or financial condition.

                                   BUSINESS

GENERAL

   The Vincam Group, Inc., one of the largest professional employer organizations ("PEO") in the industry, provides small and medium-sized businesses with an outsourcing solution to the complexities and costs related to employment and human resources. The Company's continuum of integrated employment-related services consists of human resource administration, employment regulatory compliance management, workers' compensation coverage, health care and other employee benefits. The Company establishes a co-employer relationship with its clients and contractually assumes substantial employer responsibilities with respect to worksite employees. The Company believes its services assist business owners in: (i) managing escalating costs associated with workers' compensation, health insurance coverage, workplace safety programs, and employee-related litigation, (ii) providing employees with competitive health care and related benefits that are more characteristic of large employers, and (iii) reducing the time and effort required by business owners and executives to deal with the increasingly complex legal and regulatory environment affecting employment. As of December 31, 1995, the Company provided professional employer services to approximately 340 client organizations with nearly 11,400 employees, primarily in Florida, Georgia and Michigan. The Company was among the first PEOs to be accredited by the Institute for the Accreditation of Professional Employer Organizations. In addition, the Company capitalizes on its managed care expertise by offering certain specialty managed care services on a stand-alone basis to health and workers' compensation insurance companies, HMOs, managed care providers and large self-insured employers.

INDUSTRY

   According to the U.S. Small Business Administration, there were approximately 5.1 million businesses in the United States with fewer than 500 employees in 1992. Collectively, these businesses employed an estimated 49 million employees, and represented approximately $1.1 trillion in aggregate annual payroll, implying a potential market size for PEO services of $1.3 trillion (assuming an average mark-up of approximately 20%). The PEO industry began to evolve in the early 1980s largely in response to the burdens placed on small to medium-sized employers by increasing employment costs, an increasingly complex legal and regulatory environment and high benefit and workers' compensation costs. While various service providers, such as payroll processing firms, benefits and safety consultants and temporary services firms, are available to assist these businesses with specific tasks, these organizations do not typically provide a comprehensive range of employment-related services. PEOs address this market void. Because PEOs enter into agreements with numerous small to medium-sized employers, they can achieve economies of scale as professional employers and perform employment-related functions at a level typically available only to large corporations which have substantial resources to devote to human resources management.

   The PEO industry has experienced significant growth in recent years. Staffing Industry Analysts, Inc. estimates that gross revenues in the PEO industry grew from $5.0 billion in 1991 to $13.8 billion in 1995, representing a compounded annual growth rate of approximately 29%. The Company believes that the growth in the number of small businesses in the United States, the low market penetration of the PEO industry, and the increasing willingness of businesses to outsource non-core activities and functions has contributed to the growing demand for PEO services. The PEO industry is highly fragmented, with approximately 1,100 PEOs in operation in 1995. The Company believes that increasing industry regulatory complexity and the increasing capital requirements associated with developing larger service delivery infrastructures and management information systems should lead to significant consolidation opportunities in the PEO industry.

STRATEGY

   The Company intends to further strengthen its position as an industry leader by pursuing the following business strategies:

   /bullet/ PROVIDE EMPLOYERS WITH COMPREHENSIVE OUTSOURCING SOLUTIONS TO HUMAN RESOURCE NEEDS. By offering a broad and increasing range of high quality services, the Company believes it is attractive to employers who are seeking a single-source solution to their human resource needs. Once a relationship is established, the Company's direct distribution channels afford access to both the client and the worksite employee. Through these distribution channels, the Company can add new services and products which provide additional revenue sources and improve margins. These comprehensive services foster long-term relationships which promote a high level of client loyalty and retention, raise competitive barriers, and generate a recurring revenue stream.

   /bullet/ TARGET MEDIUM-SIZED CLIENTS. The Company targets and tailors its services to meet the needs of medium-sized businesses (with 20 to 500 employees). As of December 31, 1995, the Company's PEO clients had an average of approximately 34 worksite employees, compared to an estimated 1994 industry-wide average of 13 worksite employees. The Company believes that medium-sized businesses are more likely than smaller businesses to (i) desire the wide range of employee benefits offered by Vincam, (ii) recognize the costs of human resource administration, (iii) have greater employment-related regulatory burdens, and (iv) be financially stable. In addition, the Company believes that targeting medium-sized clients results in greater marketing efficiency, lower business turnover due to client business failure, and less exposure to credit risk.

   /bullet/ AGGRESSIVELY MANAGE HEALTH CARE AND WORKERS' COMPENSATION COSTS THROUGH THE DEVELOPMENT OF VERTICALLY INTEGRATED MANAGED CARE
SYSTEMS. Historically, more than 50% of the Company's controllable direct costs (costs other than salaries, wages and employment taxes of worksite employees) relate to the provision of health care and workers' compensation benefits. Consequently, the Company's ability to manage the health care and workers' compensation costs of its worksite employees is critical to its success and profitability. To more effectively manage the cost and quality of care, the Company has developed and is continuing to strengthen its specialized health care provider networks and strategic alliances with health care providers in regional markets in which the Company has a significant presence. The Company's goal is the complete integration of all worksite employee medical management into a comprehensive 24-hour medical management program that coordinates group health and workers' compensation. The Company further capitalizes on its managed care expertise by offering specialty managed care services on a stand-alone basis to health insurance and workers' compensation insurance companies, HMOs, managed care providers and large self-insured employers.

   /bullet/ DEVELOP PROPRIETARY INFORMATION SYSTEMS. Vincam continues to develop its proprietary information systems which enable the Company to integrate all aspects of the administration of human resources, workers' compensation and employee benefits, thereby providing a significant competitive advantage in managing costs and delivering a full range of high quality services. Benefits of the Company's user-friendly systems include real-time case management, provider credentialling, costing of IBNRs, and the ability to track outcome data and facilitate provider benchmarking.

   /bullet/ INCREASE PENETRATION OF EXISTING MARKETS. The Company intends to increase its client base in its existing markets by hiring additional sales personnel and increasing sales productivity. Emphasis on increasing penetration in existing regions will allow the Company to enhance its current economies of scale, principally through its managed care activities, thereby increasing cost effectiveness and profit margins.

   /bullet/ EXPAND THROUGH ACQUISITIONS. The PEO industry is highly fragmented, with approximately 1,100 PEOs operating in the United States, resulting in opportunities for consolidation. The Company believes that this industry consolidation will be driven by increasing industry and regulatory complexity, increasing capital requirements and the significant economies of scale available to PEOs with a regional concentration of clients. The Company intends to expand in current markets and to enter selected new markets by acquiring established quality PEOs to provide a platform for future regional consolidation. The Company has identified certain fundamental attributes which characterize attractive potential new markets such as (i) proximity to a major metropolitan area, (ii) regulatory receptivity to PEOs, (iii) prior successful introduction of the PEO concept, (iv) favorable economic conditions, (v) high workers' compensation rates and health care costs, and
(vi) a high concentration of small to medium-sized businesses.

SERVICES

   Vincam provides professional employer services through four core activities: (i) human resource administration, (ii) employer regulatory compliance management, (iii) workers' compensation cost containment and safety management, and (iv) employee benefits administration. By engaging Vincam to provide these services, clients are able to concentrate their resources on their core businesses. In addition, the Company leverages its managed care expertise by offering certain specialty managed care services on a stand-alone basis to health and workers' compensation insurance companies, HMOs, managed care providers and large self-insured employers.

   HUMAN RESOURCE ADMINISTRATION. Vincam's comprehensive human resource services reduce the employment-related administrative burdens faced by its clients, and provide worksite employees with a wide array of benefits typically offered by large employers. As a co-employer, the Company is responsible for payroll and attendant record-keeping, payroll tax deposits, payroll tax reporting, employee file maintenance, unemployment claims, and monitoring and responding to changing regulatory requirements. Vincam develops and administers customized personnel policies and procedures for each of its clients, relating to, among other things, recruiting, performance appraisals, discipline and terminations. The Company also provides recruiting, orientation, training, counseling, substance abuse awareness and outplacement services for worksite employees.

   EMPLOYER REGULATORY COMPLIANCE MANAGEMENT. Under its standard contract, the Company assumes responsibility for complying with many employment-related regulatory requirements. In addition, Vincam assists its clients in understanding and complying with other employment-related requirements for which the Company does not assume responsibility. Laws and regulations applicable to employers include state and federal tax laws, state workers' compensation laws, state unemployment laws, occupational safety laws, immigration laws, and discrimination, sexual harassment and other civil rights laws. When a claim arises, the Company provides assistance through either its in-house legal department or outside counsel. In order to respond to such claims in a cost-effective manner, the Company has entered into a capitated fee arrangement with a national law firm specializing in employment and labor issues.

   WORKERS' COMPENSATION COST CONTAINMENT AND SAFETY MANAGEMENT. Workers' compensation is a state-mandated, comprehensive insurance program that requires employers to fund medical expenses, lost wages and other costs that result from work-related injuries and illnesses, regardless of fault and without any copayment by the employee. See "Industry Regulation." The Company seeks to control its workers' compensation costs through comprehensive risk evaluation of prospective clients, the prevention of workplace injuries, early intervention in each employee injury, intensive management of the medical costs related to such injuries and the prompt return of employees to work. The Company seeks to prevent workplace injuries by implementing a wide variety of training, safety and mandatory drug-free workplace programs (including pre-employment, random and post-accident drug testing). Specific components of the Company's proprietary managed care system include the prompt identification and reporting of injuries, the use of Company-designated health care providers, utilization and fee review, telephonic claims and case management, auditing of bills and other techniques designed to reduce medical costs. The Company's efforts to quickly return employees to work involve both rehabilitation services and the placement of employees in transitional, modified-duty positions until they are able to resume their former positions.

   EMPLOYEE BENEFITS AND RELATED ADMINISTRATION. Vincam currently offers to worksite employees an employee benefits package which includes several health care options, such as preferred provider organizations ("PPOs"), HMOs, and exclusive provider organizations ("EPOs"). Supplemental benefit programs offer dental care, vision care, prescription drugs, an employee assistance plan, mental health benefits and several life and disability insurance options. Vincam also offers 401(k) retirement savings and cafeteria plans to its eligible employees. The Company delivers participant benefits to worksite employees and monitors and reviews claims for loss control purposes. The Company believes that its ability to provide and administer a wide variety of employee benefits on behalf of its clients tends to mitigate the competitive disadvantage small and medium-sized businesses normally face in the areas of employee benefit cost control and employee recruiting and retention.

   SPECIALTY MANAGED CARE SERVICES. The growth in the Company's core PEO business has provided Vincam with significant expertise and experience in managing a wide range of employee health care and disability costs. In order to further capitalize on that expertise, the Company offers a variety of specialty managed care services (such as employee assistance programs, behavioral health managed care, comprehensive workers' compensation managed care services, risk management and loss containment services) on a stand-alone basis to health and workers' compensation insurance companies, HMOs, managed care providers and large self-insured employers. The Company's employee assistance program and behavioral health managed care services provide a client company's employees (which may or may not be worksite employees provided by the Company) with access to a network of professionals, established and monitored by the Company, who can address behavioral health issues and assist employees with personal problems such as alcohol or drug abuse, financial or legal concerns and marriage or family problems. The Company's workers' compensation managed care services, risk management services and loss containment services include
(i) providing claim management, reporting and processing, (ii) coordination of all procedures for handling injuries, (iii) development of safety programs, supervisory training in safety techniques and self-inspection, (iv) implementation of medical provider networks, (v) investigation of fraudulent claims, and (vi) monitoring of all continuing claims and return-to-work programs. These services are provided from the Company's headquarters by Company employees.

   The Company believes that the continued expansion of its specialty managed care division will (i) enhance its leverage in negotiating provider arrangements and create greater economies of scale, (ii) increase profit margins by using existing service delivery infrastructures to generate additional revenue, and (iii) benefit the Company's PEO operations by making the Company's specialty managed care services more cost-effective, innovative and competitive. The Company believes that the continued evolution of Vincam's specialty managed care services could require structural and organizational modifications to the Company's traditional relationships with other participants in the health care industry. For example, in 1994, Vincam formed a strategic alliance with HIP Health Plans of Florida (a Florida HMO) as part of its strategy to establish the first workers' compensation managed care arrangement to be certified in every county in the State of Florida. The Company expects that its ability to expand its specialty managed care services outside of Florida will also require licensure or a restructuring of all or certain aspects of its Florida operating structure. See "Risk Factors--Expansion into Additional States" and "Industry Regulation."

CLIENTS

   The Company and its clients are often referred to as co-employers because each is responsible for certain specified employer-related obligations. The division of applicable responsibilities is generally as follows:

                VINCAM                                   CLIENT                                      JOINT
                ------                                   ------                                      -----
/bullet/ Payment of payroll, tax       /bullet/ Supervision of job-specific        /bullet/ Implementation of policies and
         reporting and payment (state           activities of worksite employees,           practices relating to the
         and federal withholding,               including designation of job                employer/employee relationship
         Federal Insurance Contribu-            descriptions and duties and        /bullet/ Selection of fringe benefits,
         tions Act ("FICA"), Federal            responsibilities                            including employee leave policies
         Unemployment Tax Act          /bullet/ Assignment to, and ownership of,            (other than as controlled by the
         ("FUTA"), and state unem-              all intellectual property rights            Family and Medical Leave Act of
         ployment)                     /bullet/ Compliance with Code provisions             1993 or state law)
/bullet/ Hiring, terminating and                regarding benefits discrimination  /bullet/ Employer liability under workers'
         disciplining of worksite      /bullet/ Product liability                           compensation laws
         employees                     /bullet/ Professional liability or          /bullet/ Compliance with Title VII of the
/bullet/ Workers' compensation                  malpractice                                 Civil Rights Act of 1964, the Age
         compliance, procurement,      /bullet/ Compliance with OSHA regulations,           Discrimination in Employment Act,
         management and reporting               state and local government                  the Federal Drug Free Workplace
/bullet/ Employee benefit                       contracting provisions,                     Act (and any state or local
         procurement, administration            professional licensing                      equivalent), the Fair Labor
         and payment                            requirements and fidelity bonding           Standards Act and similar state
/bullet/ Compliance with Immigration            requirements                                legislation and the Americans
         Reform and Control Act and    /bullet/ Negligent or tortious conduct of            with Disabilities Act
         Consumer Credit Protection             worksite employees acting under    /bullet/ Determination of salaries and
         Act, as well as monitoring             the direction and control of the            wages of worksite employees
         changes in other government            client
         regulations governing the
         employer/employee relation-
         ship and updating the
         client when necessary

   The Company's standard PEO services agreement provides for an initial one year term, subject to termination by the Company or the client at any time during the first year upon 30 days' prior written notice, and thereafter annually. Revenues from professional employer services are based on a pricing model that takes into account the gross pay of each employee and a mark-up which includes the estimated costs of federal and state employment taxes, workers' compensation, employee benefits and the human resource administrative services, as well as a provision for profit. The Company includes in its revenues all amounts billed to clients for gross payroll and wages, related employment taxes and health care and workers' compensation coverage. The specific mark-up varies by client based on the workers' compensation classification of the worksite employees and their eligibility for health care benefits. Accordingly, the Company's average mark-up percentage will fluctuate based on client mix, which cannot be predicted with any degree of certainty.

   At December 31, 1995, Vincam served approximately 340 PEO client companies and had nearly 11,400 active worksite employees resulting in an average of 34 worksite employees per PEO client. No single client accounted for more than 4% of Vincam's 1995 revenues. However, approximately 77% of the Company's 1995 revenues were derived from the South Florida market. See "Risk Factors--Geographic Market Concentration." The Company's PEO client base is broadly distributed throughout a wide variety of industries. As of December 31, 1995, Vincam's approximate worksite employee and PEO client company distribution by major Standard Industrial Classification code as a percentage of the total is set forth below:

 INDUSTRY GROUP                                      WORKSITE EMPLOYEES     PEO CLIENTS
- ------------------------------------------------ ----------------------- ----------------
Services .......................................             31%                31%
Manufacturing ..................................             27%                19%
Transportation, Communication, & Utilities  ....             13%                10%
Retail Trade ...................................             11%                18%
Wholesale Trade ................................             10%                13%
Agriculture (Landscaping) ......................              3%                 2%
Finance, Insurance, Real Estate ................              2%                 4%
Construction ...................................              2%                 4%

   The number of worksite employees employed by the Company at the end of each of 1991, 1992, 1993, 1994 and 1995, was 2,452, 4,244, 6,587, 8,590 and
11,391, respectively. There can be no assurance that the number of worksite employees employed by the Company will continue to grow at the same rate or that such number will not decrease.

   Vincam has benefited from a high level of client retention, resulting in a significant recurring revenue stream. During 1994, Vincam retained 191 of the 239 clients it began the year with, and during 1995, it retained 243 of 285 clients, resulting in client retention rates for 1994 to 1995 and 1995 to 1996 of 80% and 85%, respectively. The client retention rate is calculated by determining the percentage of clients which remained with the Company from the beginning of the year into the following year, including clients which may have completed the first year of their agreements with the Company during the year, but excluding clients which terminated their engagement of the Company within the same year as such engagement commenced. Of the 104 and 106 new clients which engaged the Company during 1994 and 1995, respectively, ten of such clients in each year terminated their engagement of the Company during the same year in which they commenced such engagement. Client attrition experienced by Vincam is attributable to a variety of factors, including (i) client nonrenewal due to price or service dissatisfaction, (ii) client business failure or downsizing, (iii) termination by Vincam resulting from the client's inability to make timely payments, and (iv) sale or acquisition of the client.

SALES AND MARKETING

   The Company markets its services through a direct sales force of 19 sales executives, as of December 31, 1995, each of whom reports to one of the Company's three area presidents. The Company attributes the high productivity of its sales executives to their average of approximately eight years of experience in fields related to one or more of the Company's core services. The background of the Company's sales executives includes experience in industries such as payroll services, health insurance, temporary services and workers' compensation insurance. The Company's sales materials emphasize its broad range of high quality services and the resulting benefits to clients and worksite employees. The Company's sales and marketing strategy is to hire additional sales executives in its existing markets and to increase sales productivity.

   Vincam generates sales leads from two primary sources: direct sales efforts and referrals. These leads result in initial presentations to prospective clients. Vincam's sales executives then gather information about the prospective client and its employees, including job classification, workers' compensation claims history, health insurance claims history, salary and the desired level of employee benefits. These various factors are reviewed in the context of Vincam's pricing model and client selection guidelines. A client proposal is prepared for acceptable clients.

   This prospective client screening process plays a vital role in controlling the Company's costs and limiting exposure to liability. Once a prospective client accepts Vincam's proposal, the new client is quickly incorporated into the Company's system. A Company human resources manager then assumes responsibility for administering the client's personnel and benefits, coordinating the Company's response to the client's needs for administrative support and responding to any questions or problems encountered by the client.

INFORMATION TECHNOLOGY

   The Company's integrated, state-of-the-art information systems provide a competitive advantage in managing costs and delivering comprehensive high quality services. The Company's proprietary systems allow real time reporting of worksite accidents and injuries, enabling Vincam to promptly implement its managed care techniques and thereby better control workers' compensation and other health care costs. In addition, the Company has developed a proprietary software product installed on PEO clients' computers which enables the clients to directly enter payroll and other human resource management data, via modem dial-in, and provides clients with other local reporting capabilities.

COMPETITION

   The Company's competitors include (i) traditional in-house human resource departments, (ii) other PEOs, and (iii) providers of unbundled employment-related services such as payroll processing firms, temporary employment firms, commercial insurance brokers, human resource consultants, workers' compensation insurers, HMOs and other specialty managed care providers. Certain of such companies, many of which have greater financial and other resources than the Company, are seeking to enter the professional employer services market.

   Competition in the highly fragmented PEO industry is generally on a local or regional basis. Management believes that the primary elements of competition are quality of service, choice and quality of benefits, reputation and price. The Company believes that name recognition, regulatory expertise, financial resources, risk management and data processing capability distinguish leading PEOs from the rest of the industry.

   The Company believes that barriers to entry into the PEO industry are increasing, including the following: (i) the complexity of the PEO business and the need for expertise in multiple disciplines; (ii) the three to five years of experience required to establish experience ratings in key cost areas of workers' compensation, health insurance and unemployment; and (iii) the need for sophisticated management information systems to track all aspects of business in a high-growth environment.

EMPLOYEES

   As of December 31, 1995, the Company had 152 corporate employees. Of its corporate employees, 67 were employed in the Company's PEO operations, 53 were employed in the Company's specialty managed care operations and 32 were employed in administration. For information with respect to the Company's worksite employees, see "--Clients."

FACILITIES

   The Company maintains eight facilities. The Company's headquarters are located in Coral Gables, Florida, in a Company-owned building that houses the Company's executive offices, South Florida PEO unit and specialty managed care operations. The Company's PEO operations utilize three other Florida offices located in Ft. Lauderdale, West Palm Beach and Orlando, as well as offices in Atlanta, Georgia, Chicago, Illinois and Detroit and Grand Rapids, Michigan. All of the Company's offices other than its headquarters are leased. See Notes 5 and 12 to the Company's Consolidated Financial Statements for information regarding the Company's leases and the mortgage on its headquarters facility. The Company believes that its current facilities are adequate for its current needs and that additional suitable space will be available as required.

LEGAL PROCEEDINGS

   In December 1995, Angela Isabel Sanchez and her minor children filed a wrongful death suit in the 11th Judicial Circuit in Dade County, Florida against the Company, Miami Free Zone Corporation (one of the Company's PEO clients), and certain officers of the Company and such client. The complaint alleged that the defendants improperly assigned certain maintenance duties to an employee of the Company assigned to the client, who was fatally injured in the course of such duties. Plaintiffs seek damages in excess of $10 million.
The Company is asserting that its liability under this claim, if any, should be limited to the State of Florida's workers' compensation limit of $100,000 involving worksite deaths. The Company is defending the action in cooperation with the client. In March 1996, the claims against the officers of the Company and the client were dismissed, and discovery in the proceeding was stayed pending the court's determination of whether the plaintiffs adequately stated a cause of action against the Company and the client. The plaintiffs were granted leave to replead their claims against the officers of the Company and the client within 90 days of such determination. In April 1996, Ms. Sanchez filed an amended complaint on behalf of herself, her minor children and as personal representative of the estate of the deceased employee seeking damages in excess of $15,000 against the Company and its client. The Company also believes that if the lawsuit is adversely determined, the Company will be entitled to indemnification from its client or its general/umbrella liability insurance carrier. While there can be no assurance that the ultimate outcome of this lawsuit will not have a material adverse effect on the Company's financial condition and results of operations, management believes, based on consultations with the Company's counsel, that the ultimate outcome of this lawsuit will not have such an effect.

   Except as noted above, the Company is not a party to any pending legal proceedings other than ordinary course routine litigation incidental to its business that the Company believes would not have a material adverse effect on its financial condition or results of operations.

                             INDUSTRY REGULATION

OVERVIEW

   The Company's professional employer and specialty managed care operations are subject to extensive state and federal regulations that include operating, fiscal, licensing and certification requirements. Adding complexity to the Company's regulatory environment are (i) uncertainties resulting from the non-traditional employment relationships created by PEOs,
(ii) variations in state regulatory schemes, and (iii) the ongoing evolution of regulations regarding health care and workers' compensation.

   Many of the federal and state laws and regulations relating to labor, tax and employment matters applicable to employers were enacted prior to the development of non-traditional employment relationships and, accordingly, do not specifically address the obligations and responsibilities of PEOs. Moreover, both the Company's PEO and specialty managed care services are regulated primarily at the state level. Regulatory requirements regarding the Company's business therefore vary from state to state, and as the Company enters new states it will be faced with new regulatory and licensing environments. There can be no assurance that the Company will be able to satisfy the licensing requirements or other applicable regulations of any particular state in which it is not currently operating, that it will be able to provide the full range of services currently offered in Florida, or that it will be able to operate profitably within the regulatory environment of any state in which it does not obtain regulatory approval. The absence of required licenses would require the Company to restrict the services it offers.

   The application of many laws to the Company's PEO services will depend on whether the Company is considered an employer under the relevant statutes and regulations. For example, the common law test of the employment relationship is generally used to determine employer status for benefit plan purposes under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, the workers' compensation laws of many states and various state unemployment laws. However, management believes, and IRS representatives have observed, that such common law test, originally created to distinguish an employee from an independent contractor, is not well suited to determining which of the co-employers in a PEO relationship should be the employer for ERISA and Code purposes. The IRS is examining this issue in connection with its Market Segment Study. See "PEO Services--Employee Benefit Plans." In addition, from time to time there have been proposals to enact a statutory definition of employer for certain purposes of the Code.

   Regulation in the health care and workers' compensation fields continues to evolve. Sweeping reforms have been the subject of debate at both the federal and state government levels. New legislation or new interpretations of current licensing and regulatory requirements could impose operating or licensing requirements on the Company which it may not be able to satisfy or which could have a material adverse effect on the Company's financial condition and results of operations. Additionally, interpretation of such legislation or regulation by regulatory agencies with broad discretionary powers could require the Company to modify its existing operations materially in order to comply with applicable regulations. In addition, although health care reform at the state and federal level seeks solutions to contain health care costs, there can be no assurance that such proposals will be successful. The Company cannot predict what effect any such proposed reform will have on its business. If new legislation results in increased health care costs, which comprise a significant portion of the Company's direct costs, and if the Company is not able to reflect promptly such increased costs in its service fees, the legislation could have a material adverse impact on the Company's future operations and liquidity.

   While the Company cannot predict with certainty the development of federal and state regulations, management will continue to pursue a proactive strategy of educating administrative authorities as to the advantages of PEOs and assisting in the development of regulation which appropriately accommodates their legitimate business function.

PEO SERVICES

   PEO LICENSING REQUIREMENTS. A critical aspect of the growth of the PEO industry has been increasing recognition and acceptance of PEOs by state authorities. As the concept of PEO services became understood by regulatory authorities, the regulatory environment began to shift from one of hostility and skepticism to one of regulatory recognition of the industry. During the mid to late 1980s, legitimate industry participants were challenged to overcome well publicized failures of financially unsound and, in some cases, unscrupulous operators. Given this environment, Vincam and other industry leaders, in conjunction with the National Association of Professional Employer Organizations, worked with relevant government entities to establish a regulatory framework designed to protect clients and employees and discourage unscrupulous and financially unsound operators, thereby promoting the legitimacy and further development of the industry.

   While many states do not explicitly regulate PEOs, approximately one-third of the states, including Florida, have passed laws that have licensing or registration requirements for PEOs and several additional states, including Georgia and Michigan, are considering such regulation. Such laws vary from state to state but generally provide for monitoring the fiscal responsibility of PEOs. State regulation assists in screening insufficiently capitalized PEO operations and, in the Company's view, has the effect of legitimizing the PEO industry generally by resolving interpretative issues concerning employee status for specific purposes under applicable state law. However, because existing regulations are relatively new, there is limited interpretive or enforcement guidance available. The development of additional regulations and interpretation of existing regulations can be expected to evolve over time. The Company has actively supported such regulatory efforts.

   In Florida, the Company's PEO operations are licensed under the Florida Employee Leasing Licensing Act of 1991 (the "Florida Licensing Act"). The Florida Licensing Act requires PEOs and their controlling persons to be licensed, mandates reporting requirements and allocates several employer responsibilities. The Florida Licensing Act also requires licensed PEOs to submit annual financial statements and maintain a tangible accounting net worth and positive working capital. The Florida Licensing Act also requires PEOs to, among other things: (i) reserve the right of direction and control over the leased employees, (ii) enter into a written agreement with the client company, (iii) pay wages to the leased employees, (iv) pay and collect payroll taxes, (v) maintain authority to hire, terminate, discipline and reassign employees, (vi) reserve a right to direct and control the management of safety, risk and hazard control at the worksite, (vii) promulgate and administer employment and safety policies, and (viii) manage workers' compensation claims.

   FEDERAL AND STATE EMPLOYMENT TAXES. The Company assumes the sole responsibility and liability for the payment of federal and state employment taxes with respect to wages and salaries paid to its employees, including worksite employees. There are essentially three types of federal employment tax obligations: (i) income tax withholding requirements, (ii) social security obligations under FICA, and (iii) unemployment obligations under FUTA. Under these Code sections, the employer has the obligation to withhold and remit the employer portion and, where applicable, the employee portion of these taxes.

   To date the IRS has relied extensively on the common law test of employment in determining employer status and the resulting liability for failure to withhold. However, the IRS has formed a

Market Segment Study Group for the stated purpose of examining whether PEOs, such as the Company, are the employers of the worksite employees under the Code provisions applicable to federal employment taxes and, consequently, whether they are exclusively responsible for payment of employment taxes on wages and salaries paid to such employees. Another stated purpose of the Market Segment Study Group is to determine whether owners of client companies can be employees of PEOs under the federal employment tax laws.

   The interpretive uncertainties raised by the Market Segment Study Group may impact the Company's ability to report employment taxes on its own account rather than for the accounts of its clients and would increase administrative burdens on the Company's payroll service function. In addition, while the Company believes that it can contractually assume the client company's withholding obligations, in the event the Company fails to meet these obligations the client company may be held jointly and severally liable therefor. The Company's management believes that the economic strength and reputation of the Company has prevented this potential liability from discouraging prospective clients.

   EMPLOYEE BENEFIT PLANS. The Company offers various employee benefit plans to its worksite employees, including a 401(k) plan (a profit-sharing plan with an employer contributions feature), a cafeteria plan, a group health plan, a group life insurance plan, a group disability insurance plan and an employee assistance plan. Generally, employee benefit plans are subject to provisions of both the Code and ERISA. In order to qualify for favorable tax treatment under the Code, the plans must be established and maintained by an employer for the exclusive benefit of its employees. Most of these benefit plans are also offered to Vincam's corporate employees.

   The Market Segment Study Group established by the IRS is also examining whether PEOs, such as the Company, are the employers of worksite employees under Code provisions applicable to employee benefit plans and consequently able to offer to worksite employees benefit plans that qualify for favorable tax treatment. The Market Segment Study Group is also examining whether client company owners are employees of PEOs under Code provisions applicable to employee benefit plans. The Company is unable to predict the timing or nature of the findings of the Market Segment Study Group or the ultimate outcome of such conclusions or findings. If the IRS study were to conclude that a PEO is not an employer of its worksite employees for plan purposes, worksite employees could not continue to make contributions to the Company's 401(k) plan or cafeteria plan. The Company believes that although unfavorable to the Company, a prospective application by the IRS of an adverse conclusion would not have a material adverse effect on its financial position and results of operations. If such conclusion were applied retroactively, employees' vested account balances would become taxable immediately, the Company would lose its tax deduction to the extent the contributions were not vested, the plan trust would become a taxable trust and penalties could be assessed. In such a scenario, the Company would face the risk of client dissatisfaction as well as potential litigation. A retroactive application by the IRS of an adverse conclusion could have a material adverse effect on the Company's financial position and results of operations. While Vincam believes that a retroactive disqualification is unlikely, there can be no assurance as to the ultimate resolution of these issues.

   In March 1995, the Company applied for a determination from the IRS regarding the qualified status of its 401(k) plan. In its application to the IRS, the Company informed the IRS that the Company is involved in the business of leasing employees to client companies and that the 401(k) plan covered worksite or leased employees who satisfied the plan's eligibility requirements. The statement that the plan covered worksite employees does not necessarily resolve the issue of employer status for 401(k) plan purposes. The Company anticipates a determination to be made by the IRS in the second half of 1996. Although the Company anticipates that it will receive a favorable determination, there can be no assurance in this regard. Failure to receive a favorable determination from the IRS regarding the qualified status of the 401(k) plan could have a material adverse effect on the Company's financial condition and results of operations.

   In addition to the employer/employee relationship requirement described above, pension and profit-sharing plans, including the Company's 401(k) plan, must satisfy certain other requirements under the Code. These other requirements are generally designed to prevent discrimination in favor of highly compensated employees to the detriment of non-highly compensated employees with respect to both the availability of, and the benefits, rights and features offered in, qualified employee benefit plans. The Company applies the nondiscrimination requirements of the Code at both a consolidated and client company level to ensure that its 401(k) plan is in compliance with the requirements of the Code.

   Employee pension and welfare benefit plans are also governed by ERISA. ERISA defines employer as "any person acting directly as an employer, or indirectly in the interest of an employer, in relation to an employee benefit plan." ERISA defines the term employee as "any individual employed by an employer." The United States Supreme Court has held that the common law test of employment must be applied to determine whether an individual is an employee or an independent contractor under ERISA.

   A definitive judicial interpretation of employer in the context of a PEO or employee leasing arrangement has not been established. If the Company were found not to be an employer for ERISA purposes, its plans would not comply with ERISA and the level of services the Company could offer may be materially adversely affected. Further, as a result of such finding, the Company and its plans would not enjoy the preemption of state laws provided by ERISA and could be subject to varying state laws and regulations, as well as to claims based upon state common laws.

   WORKERS' COMPENSATION. Workers' compensation is a state mandated, comprehensive insurance program that requires employers to fund medical expenses, lost wages and other costs resulting from work-related injuries and illnesses. In exchange for providing workers' compensation coverage for employees, employers are not subject to litigation by employees for benefits in excess of those provided by the relevant state statute. In most states, the extensive benefits coverage (for both medical costs and lost wages) is provided through the purchase of commercial insurance from private insurance companies, participation in state-run insurance funds or employer self-insurance. Workers' compensation benefits and arrangements vary on a state-by-state basis and are often highly complex. These laws establish the rights of workers to receive benefits and to appeal benefit denials. Workers' compensation laws also regulate the methods and procedures which the Company may employ in its workers' compensation managed care programs. For example, workers' compensation laws prohibit medical copayment and deductible payment by employees. In addition, certain states restrict employers' rights to select health care providers and establish maximum fee levels for treatment of injured workers.

   Provider reimbursement methods also vary from state to state. A majority of states, including Florida, have adopted fee schedules pursuant to which all health care providers are uniformly reimbursed. In states without fee schedules, health care providers are reimbursed based on usual, customary and reasonable fees charged in the particular state in which the services are provided.

   As a creation of state law, workers' compensation is subject to change by the state legislature in each state and is influenced by the political processes in each state. Several states have mandated that employers receive coverage only from state operated funds. Florida and other states have adopted legislation requiring that all workers' compensation injuries be treated through a managed care program. Florida's legislation takes effect January 1, 1997 and provides incentives for employers such as the Company which voluntarily use a managed care system for on-the-job injuries prior to the effective date. While such legislation may increase the market for the Company's workers' compensation managed care services, it may also intensify the competition faced by the Company for such services. In addition, federal health care reform proposals include a proposal that may require 24-hour health coverage, in which the coverage of traditional employer-sponsored health plans is combined with workers' compensation coverage to provide a single insurance plan for health problems, whether or not related to work. Incorporating workers' compensation coverage into conventional health plans may adversely affect the market for the Company's services and may intensify the competition faced by the Company from HMOs and other health care providers. Moreover, because workers' compensation benefits are mandated by law and are subject to extensive regulation, payors and employers do not have the same flexibility to alter benefits as they have with other health benefit programs. Finally, because workers' compensation programs vary from state to state, it is difficult for payors and multi-state employers to adopt uniform policies to administer, manage and control the costs of benefits.

   The Company's ability to use comprehensive workers' compensation managed care techniques in its PEO operations depends in part on its ability to contract with or create networks of health care providers. The Company requires that injured workers use the Company's network of providers. Laws regulating the operation of managed care provider networks have been adopted by a number of states. These laws may apply to managed care provider networks having contracts with the Company or to provider networks which the Company may organize. To the extent the Company is governed by these regulations, it may be subject to additional licensing requirements, financial oversight and procedural standards for beneficiaries and providers.

   OTHER EMPLOYER RELATED REQUIREMENTS. As an employer, the Company is subject to a wide variety of federal and state laws and regulations governing employer-employee relationships, including the Immigration Reform and Control Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Occupational Safety and Health Act, wage and hour regulations, and comprehensive state and federal civil rights laws and regulations, including those prohibiting discrimination and sexual harassment. The definition of employer may be broadly interpreted under these laws.

   Responsibility for complying with various state and federal laws and regulations is allocated by agreement between Vincam and its clients, or in some cases is the joint responsibility of both. See "Business--Clients." Because the Company acts as a co-employer with the client company, it is possible that Vincam could incur liability for violations of laws even though Vincam is not contractually or otherwise responsible for the conduct giving rise to such liability. The Company's standard client agreement generally provides that the client will indemnify the Company for liability incurred as a result of an act of negligence of a worksite employee under the direction and control of the client or to the extent the liability is attributable to the client's failure to comply with any law or regulation for which it has specified contractual responsibility. However, there can be no assurance that Vincam will be able to enforce such indemnification and the Company may therefore be ultimately responsible for satisfying the liability in question.

SPECIALTY MANAGED CARE SERVICES

   The Company currently offers managed behavioral health and workers' compensation managed care services on a stand-alone basis to health and workers' compensation insurance companies, HMOs, managed care providers and large self-insured employers. Under certain of these arrangements, the Company offers these services on a capitated, risk-bearing basis. Laws in all states regulate the business of insurance and the establishment and operation of health maintenance organizations and other networks of health care providers. The Company's use or establishment of provider networks in the provision of managed mental health care services or workers' compensation managed care services could subject the Company to regulation under state statutes regarding managed care provider networks. To the extent that the Company operates or is deemed to operate in one or more states as a prepaid limited health services organization, HMO, prepaid health plan or other similar entity, it will be required to comply with certain statutes and regulations that, among other things, may require it to maintain minimum levels of deposits, capital, surplus, reserves or net worth, and also may limit the ability of the Company and its subsidiaries to pay dividends. In addition, many of these regulations vary on a state-by-state basis, and there can be no assurance that, as the Company's operations expand, it will be able to satisfy the various requirements of other states or be able to offer the same services covered in Florida.

   The Florida Department of Insurance (the "DOI") is in the process of implementing a prepaid limited health services organization statute enacted in 1993. This statute provides for the regulation of limited service prepaid health plans in a manner similar to the regulation of HMOs. The Company has obtained a written determination from the staff of the DOI to the effect that its provision of capitated managed behavioral health care services does not currently subject the Company to regulation under this statute. However, there can be no assurance that the DOI will not take a contrary position in the future. The DOI is also contemplating issuing administrative rules regulating the financial solvency and operation of entities that contract with HMOs and other regulated insurers to arrange for the provision of health services to HMO members or insureds on a prepaid basis. There can be no assurance that such rules, if promulgated, will not have a material adverse effect upon the Company's business, financial condition or results of operations.

   Certain of the Company's specialty managed care services, including its managed behavioral health care services and certain of its workers' compensation managed care services, involve review of requests for medical care or therapy. Approximately half of the states, including Florida, have enacted laws that require licensing of businesses that provide medical review services. These laws typically establish minimum standards for qualification of personnel, as well as confidentiality, internal quality control and dispute resolution procedures. Such regulatory programs may require additional licensure or increase the Company's operating costs, which may in turn have an adverse impact upon the Company's competitive position.

   Psych/Care, Inc. ("Psych/Care"), the Company's subsidiary that provides managed behavioral health care services, is licensed under Florida law as a private review agent. Psych/Care arranges for the provision of managed behavioral health services through its own network of independent providers and, in connection therewith, also provides medical review services. The Company is responsible for credentialing its providers and has adopted a plan that complies with the Standards for Accreditation of Managed Care Organizations established by the National Committee for Quality Assurance, a private accrediting body.

   In Florida, and in cooperation with HIP Health Plans of Florida, the Company has developed the first WCMCA to be certified in every county in the State of Florida. There can be no assurance that future interpretations of insurance and health care network laws by the regulatory authorities of states in which the Company does business (or in states into which the Company may expand such business) will not require licensure or a restructuring of all or some of the Company's operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The directors and executive officers of the Company are as follows:

 NAME                         AGE  POSITION
 ----                         ---  --------
Carlos A. Saladrigas(1)(2) .. 47   Chairman of the Board, President and
                                     Chief Executive Officer

Jose M. Sanchez(1) .......... 44   Vice Chairman and Area President--South
                                     Florida

Steven R. Light ............. 38   Area President--Midwest

Phyllis C. Stockfisch  ...... 43   Area President--Georgia

Andrea L. Velasquez ......... 35   President--Managed Care Division

Jeffrey D. Lamb ............. 38   Senior Vice President--Marketing and
                                     Business Development

Martiniano J. Perez ......... 33   Vice President and Controller

Howard E. Cox, Jr.(2)(3)  ... 52   Director

Charles M. Hazard, Jr.(3) ... 28   Director

John H. McArthur(2)(3)  ..... 62   Director

- ----------
(1) Member of the Stock Option Committee
(2) Member of the Compensation Committee
(3) Member of the Audit Committee

   CARLOS A. SALADRIGAS co-founded the Company in 1984, and is its Chairman, President and Chief Executive Officer. Before co-founding Vincam in 1984, Mr. Saladrigas was Executive Vice President of CAC (now owned by CAC--United Healthcare Plans of Florida), Florida's oldest HMO, and previously held several positions at PepsiCo, Inc., including that of Director of Corporate Planning and Vice President of Finance & Administration for PepsiCo's subsidiary located in Mexico. Mr. Saladrigas holds an M.B.A. with honors from the Harvard Business School. He is highly active in PEO industry efforts, having served as President of NAPEO and of its Florida chapter. In addition, Mr. Saladrigas was appointed by Florida's governor to serve a four-year term as a member of the Florida Board of Employee Leasing Companies (the industry's regulatory authority), which he chaired during its first year of operation. Currently, Mr. Saladrigas serves as Vice Chairman of the Institute for the Accreditation of Professional Employer Organizations, the industry's independent accrediting organization.

   JOSE M. SANCHEZ co-founded the Company in 1984, and is the Vice Chairman of the Board and Area President--South Florida. Before co-founding Vincam in 1984, he held the position of vice president of sales at PepsiCo, Inc.'s subsidiary in Mexico, where he was responsible for over 1,800 employees in 35 distribution centers throughout the country, which served in excess of 63,000 customers, as well as other management positions with PepsiCo.

   STEVEN R. LIGHT has served as the Company's Area President--Midwest since January 1995, having previously served as Vice President of Operations for the Midwest Area from January 1992 to December 1994. Mr. Light has been involved with the Company since 1989, when he assisted in the establishment of the Company's Detroit office, serving as Financial Manager. He joined the Company on a full-time basis in January 1993.

   PHYLLIS C. STOCKFISCH joined Vincam in October 1995 as Area President--Georgia, and is responsible for overall operational direction and management of Vincam's Atlanta office. Prior to joining Vincam, Ms. Stockfisch served as Vice-President--Alternative Staffing for American International Group Risk Management from December 1994 to October 1995. From January 1990 to December 1994, Ms. Stockfisch served as Vice President--Risk Management for TeamStaff, Inc., another PEO.

   ANDREA VELASQUEZ has served as the Company's President--Managed Care Division since November 1994. From November 1993 to November 1994, Ms. Velasquez served as the Company's Senior Vice President--Marketing and Sales. From January 1993 to November 1993, she served as Psych/Care's Vice President--Development and Administration. From September 1992 to January 1993 she served as Psych/Care's Director of Business Development and Administration. From August 1989 to September 1992, she was with American Biodyne, Inc. (now known as Medco Behavioral Care Systems), holding a number of key positions including Regional Market Manager.

   JEFFREY D. LAMB has served as the Company's Senior Vice
President--Marketing and Business Development since August 1995. From October 1990 to August 1995, Mr. Lamb was with Automatic Data Processing, Inc. serving as a Division Vice President, Strategic Planning and Business Development, and since 1992 as Vice President of Automatic Data Processing's Heartland Business Line. Mr. Lamb also served with McKinsey & Company after having received an M.B.A. from the Harvard Business School.

   MARTINIANO J. PEREZ has served as Vincam's Controller since February 1993 and as Vice President and Controller since February 1994. He is responsible for supervising all financial operations and managing Vincam's accounting department. From July 1991 to January 1993, Mr. Perez was a Vice President with Consolidated Bank in charge of financial reporting. Prior to that time, Mr. Perez was an auditor with KPMG Peat Marwick in Miami, Florida.

   HOWARD E. COX, JR. has been a director of the Company since February 1995. He is a general partner of Greylock Equity GP Limited Partnership, which is the general partner of Greylock Equity Limited Partnership ("Greylock"), a venture capital firm, and has been associated with Greylock and partnerships affiliated with Greylock for the past 24 years. Mr. Cox is a director of Stryker Corporation, HPR Inc., Arbor Healthcare and Amisys Managed Care Systems, Inc.

   CHARLES M. HAZARD, JR. has been a director of the Company since February 1995. Since 1994, he has been employed in the position of Associate at Greylock Management Corporation, an affiliate of Greylock Equity Limited Partnership. Prior to joining Greylock Management Corporation, he worked as a consultant to Company Assistance Limited, a business consulting firm located in Warsaw, Poland, and Bain and Company, a business consulting firm in San Francisco, California.

   JOHN H. MCARTHUR has been a director of the Company since December 1995. Since 1962, Dr. McArthur has been a member of the faculty of the Harvard Business School, from which he received a doctorate in business administration in 1963. Dr. McArthur served as Dean of the Faculty of the Harvard Business School from 1980 to 1995. Dr. McArthur is a director of Glaxo Wellcome plc, BCE, Inc., Cabot Corporation, The Chase Manhattan Corporation, Rohm and Haas Company and Springs Industries, Inc.

BOARD OF DIRECTORS

   GENERAL. All directors hold office until the next annual meeting of shareholders and until their successors have been elected and qualified, or until their death, resignation or removal. Charles M. Hazard, Jr. was elected as a director of the Company pursuant to the provisions of a Stock Purchase Agreement (the "Stock Purchase Agreement") entered into by the Company, Greylock and Messrs. Saladrigas and Sanchez in February 1995 in connection with Greylock's purchase of the Company's Participating Convertible Preferred Stock (the "Series A Preferred Stock"). See "Certain Transactions." In addition, a Shareholders Voting Agreement (the "Shareholder Voting Agreement") among the Company, Greylock and Messrs. Saladrigas and Sanchez provides that Greylock and Messrs. Saladrigas and Sanchez shall cause the election of one director designated by Greylock (currently Howard E. Cox, Jr.) and two directors designated by mutual agreement of Messrs. Saladrigas and Sanchez (currently Messrs. Saladrigas and Sanchez). The Shareholder Voting Agreement and the voting provisions of the Stock Purchase Agreement will terminate upon consummation of this offering.

   COMMITTEES. The Company's Board of Directors has established a Stock Option Committee, a Compensation Committee and an Audit Committee.

   The Stock Option Committee administers the Company's 1995 Stock Option Plan and the 1996 Long Term Incentive Plan including, among other things, determining the amount, exercise price and vesting schedule of stock options awarded under the plans. The Stock Option Committee is currently comprised of Carlos A. Saladrigas and Jose M. Sanchez.

   The Compensation Committee administers the Company's other compensation programs, and performs such other duties as may from time to time be determined by the Board of Directors. The Compensation Committee is currently comprised of Howard E. Cox, Jr., John H. McArthur and Carlos A. Saladrigas.

   The Audit Committee reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also examines and considers other matters relating to the financial affairs and accounting methods of the Company, including selection and retention of the Company's independent accountants. The Audit Committee is currently comprised of Howard E. Cox, Jr., Charles M. Hazard, Jr. and John H. McArthur.

   COMPENSATION. Following the consummation of the offering, the Company will pay its current non-employee directors $12,500 per year and will reimburse all directors for the expenses incurred in attending meetings of the Board of Directors. In December 1995, pursuant to the Company's 1995 Stock Option Plan, the Company granted to Dr. McArthur an option to acquire 66,666 shares of Common Stock at an exercise price of $3.33 per share, which option vests over a five year period. In March 1996, pursuant to the Company's 1996 Long Term Incentive Plan, the Company granted to each of Messrs. Cox and Hazard an option to acquire 33,000 shares of Common Stock. Each option has an exercise price of $8.05 per share and vests over a five year period.

   Mr. Cox, a director of the Company, currently receives compensation pursuant to the Shareholder Voting Agreement, which will be terminated in connection with this offering. This agreement requires that Mr. Cox receive, as compensation for serving on the Board of Directors of the Company, cash compensation (payable on a quarterly basis) in the amount of at least 5% of the aggregate cash compensation paid or payable to the Company's Chief Executive Officer during the prior quarter. Pursuant to this arrangement, Mr. Cox was paid an aggregate of $10,416 with respect to his 1995 service as a director. Messrs. Cox and Hazard were also reimbursed for expenses incurred in connection with attending Board meetings.

NON-COMPETITION AGREEMENTS

   Messrs. Saladrigas and Sanchez are parties to Non-Competition Agreements entered into with the Company in February 1995. These agreements provide, among other things, that upon a termination of the officer's employment, the Company may elect to extend the officer's non-competition obligations under the agreement for up to two years following the termination of employment. For each month during which the Company elects to extend the officer's non-competition obligation, the Company must make payments to the officer, monthly in arrears, at the rate of 100% of the officer's base salary, plus an amount equal to the bonus received by the officer for the last completed fiscal year, and must continue to provide perquisites to the officer during such extension period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Prior to February 1996, the Board of Directors did not have a Compensation Committee, and decisions regarding compensation of executive officers were made by the Company's Board of Directors. Messrs. Carlos A. Saladrigas and Jose M. Sanchez participated in deliberations of the Board of Directors regarding the compensation of executive officers, including their own. See "Certain Transactions."

EXECUTIVE COMPENSATION

   The following table sets forth the total compensation paid or accrued by the Company on behalf of the Chief Executive Officer and the only other executive officer of the Company who received an annual salary and bonus in excess of $100,000 (hereafter collectively referred to as the "Named Executive Officers") for services rendered during 1995:

                          SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION                LONG-TERM
                                    ----------------------------------------------  COMPENSATION       ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR      SALARY      BONUS         OTHER         AWARDS        COMPENSATION
- ---------------------------         ------- -----------  --------    -------------  ------------     ------------
Carlos A. Saladrigas                 1995     $250,000       0        $63,219(1)          0            $ 9,980(2)
Chairman of the Board, President
and Chief Executive Officer

Jose M. Sanchez                      1995     $250,000       0        $54,821(1)          0            $11,116(2)
Vice Chairman and Area
President--South Florida

(1) Includes $16,031 in automobile lease payments and $20,000 whole life insurance premium.

(2) Insurance premiums paid by, or on behalf of, the Company during the covered fiscal year with respect to term life insurance for the benefit of the named executive officer.

OPTION GRANTS

   Neither of the Named Executive Officers has been granted any stock options.

1995 STOCK OPTION PLAN

   On May 24, 1995, the Company's Board of Directors adopted and its shareholders approved the Company's 1995 Stock Option Plan (the "1995 Plan") under which 666,665 shares of Common Stock are currently reserved for issuance upon exercise of stock options. The 1995 Plan provides for the grant of both incentive stock options intended to qualify as such under Section 422 of the Code ("incentive stock options") and nonqualified stock options to directors, officers, key employees, consultants and other individual contributors of or to the Company and its subsidiaries, as determined in the discretion of the Stock Option Committee. Pursuant to the terms of the 1995 Plan, incentive stock options and nonqualified stock options may not be granted with an exercise price which is less than 100% and 85%, respectively, of the fair market value of the Company's Common Stock on the date of grant, as reasonably determined by the Stock Option Committee. The 1995 Plan will terminate on May 24, 2005, unless sooner terminated by the Board of Directors.

   As of April 26, 1996, there were outstanding under the 1995 Plan options to purchase an aggregate of 561,328 shares of Common Stock at exercise prices ranging from $3.00 to $8.05 per share. These options vest in varying amounts over a five year period from their respective grant dates, with the first of such options becoming exercisable in July 1996, and expire on the tenth anniversary of their respective grant dates. The exercise price of all stock options granted under the 1995 Plan was not less than the fair market value of the Common Stock on the date of grant as determined in good faith by the Board of Directors. Management believes that various factors have contributed to the difference between the fair market value of the Company's Common Stock as determined by the Board of Directors in setting the exercise price of grants under the 1995 Plan and the price of the Company's Common Stock being offered to the public pursuant to this offering. These factors include (i) the potential liquidity resulting from this offering; (ii) the fact that, as a publicly traded company, the Company's stock will be more readily valued by the market by reference to comparable public companies; and (iii) the enhanced financial position of the Company and improved ability to take advantage of growth opportunities resulting from the application of the net proceeds of this offering as described in "Use of Proceeds." See "Underwriting." The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the 1995 Plan. See "Shares Eligible for Future Sale."

1996 LONG TERM INCENTIVE PLAN

   In February 1996, the Company's Board of Directors adopted and its shareholders approved the 1996 Long Term Incentive Plan (the "1996 Plan") under which 800,000 shares of Common Stock are currently reserved for issuance upon exercise of or in connection with stock options, stock appreciation rights, performance awards, grants of restricted stock and other stock based or stock related awards. The 1996 Plan provides for the grant of both incentive stock options and nonqualified stock options, as well as other stock-based awards, to the Company's directors, employees (including officers) and consultants as determined in the discretion of the Stock Option Committee. Pursuant to the terms of the 1996 Plan, incentive stock options and nonqualified stock options may not be granted with an exercise price which is less than 100% of the fair market value of the Company's Common Stock on the date of grant. The 1996 Plan will terminate in February, 2006, unless sooner terminated by the Board of Directors.

   As of April 26, 1996, there were outstanding under the 1996 Plan options to purchase an aggregate of 66,000 shares of Common Stock at an exercise price of $8.05. These options vest in varying amounts over a five year period from their respective grant dates, with the first of such options becoming exercisable in March 1998, and expire on the tenth anniversary of their respective grant dates. The exercise price of all stock options granted under the 1996 Plan was not less than the fair market value of the Common Stock on the date of grant as determined in good faith by the Board of Directors. The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the 1996 Plan. See "Shares Eligible for Future Sale."

                             CERTAIN TRANSACTIONS

   In June 1993, C.P. Investments of Miami, Inc. ("C.P."), a company owned equally by Carlos A. Saladrigas and Jose M. Sanchez, assigned to the Company an option (the "Option") to purchase from an unrelated third party the Company's Coral Gables headquarters facility for an aggregate purchase price of approximately $1.0 million. C.P. received no consideration for the assignment of the Option, but retained the right to repurchase from the Company the building for the sum of $1.0 million (the "Repurchase Option"). The value of the Repurchase Option retained by Messrs. Saladrigas and Sanchez through their ownership of C.P. was determined to be $700,000 and was recorded as a distribution to Messrs. Saladrigas and Sanchez in 1993. In connection with the February 1995 Stock Purchase Agreement, Messrs. Saladrigas and Sanchez agreed to cause C.P. to sell the Repurchase Option to the Company for $700,000, subject to the closing of an initial public offering of Common Stock. The $700,000 purchase price reflects the difference between the market value of the building, as established by two independent third-party appraisals of the building, and its November 1993 purchase price. The Company anticipates that it will fund the repurchase of the Repurchase Option with a portion of the proceeds from this offering. See "Use of Proceeds" and Note 7 to the Company's Consolidated Financial Statements.

   In addition, in June 1993 the Company entered into a building management agreement with C.P., pursuant to which C.P. is responsible for ensuring that the Company's Coral Gables facility is properly managed and maintained and for coordinating and procuring contracts with outside service companies for various maintenance services. During each of 1993, 1994 and 1995, the Company paid to C.P. aggregate building maintenance fees of $42,000, $41,000, and $40,000, respectively. The building management agreement will be terminated by the Company and C.P. in connection with the consummation of this offering.

   During 1992 and 1993, each of Messrs. Saladrigas and Sanchez borrowed an aggregate of $55,500 from the Company in connection with a purchase of shares of Common Stock from another shareholder and the payment of a deposit on the purchase of the Company's headquarters. Such indebtedness was evidenced by an unsecured promissory note from each of Messrs. Saladrigas and Sanchez bearing interest at 7% per annum and maturing on December 31, 1997. The outstanding principal amount and interest owing pursuant to such promissory notes was repaid in February 1995. The largest aggregate amount of indebtedness of each of Mr. Saladrigas and Sanchez during 1993, 1994 and 1995 was $61,539, outstanding as of December 31, 1994.

   In February 1995, the Company consummated a recapitalization, pursuant to which each shareholder exchanged 17.398% of the shares of Common Stock held by such shareholder for an equal number of shares of Series A Preferred Stock. Pursuant to the Stock Purchase Agreement, Messrs. Saladrigas and Sanchez sold all of their shares of Series A Preferred Stock to Greylock. See "Principal and Selling Shareholders" and "Shares Eligible for Future Sale--Registration Rights of Certain Holders."

   From time to time Messrs. Saladrigas and Sanchez have personally guaranteed Company indebtedness including the $1.2 million subordinated promissory note issued by the Company in January 1995 in connection with the Company's repurchase of Common Stock. A portion of the net proceeds of this offering will be used to repay such indebtedness. See "Use of Proceeds" and
Note 5 of Notes to Consolidated Financial Statements. In addition, Messrs. Saladrigas and Sanchez have guaranteed an aggregate of $2.0 million of indebtedness under the Company's credit facility. These guaranties are also expected to be terminated in connection with a replacement credit facility after completion of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                      PRINCIPAL AND SELLING SHAREHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by: (i) each of the Named Executive Officers and directors who beneficially owns any shares, (ii) each other person (or group of persons) who is known by the Company to own beneficially 5% or more of the Company's Common Stock, and (iii) all directors and executive officers of the Company as a group.

                                                SHARES BENEFICIALLY                           SHARES BENEFICIALLY
                                              OWNED PRIOR TO OFFERING                       OWNED AFTER OFFERING(2)
              NAME AND ADDRESS               ------------------------   NUMBER OF SHARES  -------------------------
           OF BENEFICIAL OWNER(1)               NUMBER       PERCENT      BEING OFFERED       NUMBER       PERCENT
           ----------------------            -----------   ----------   ----------------- ------------   ----------
Carlos A. Saladrigas(3)                        2,373,752      39.6           100,000        2,273,752       28.4

Jose M. Sanchez                                2,373,752      39.6           100,000        2,273,752       28.4

Howard E. Cox, Jr.(4)                            999,999      16.7                 0          999,999       12.5
 c/o Greylock Management Corporation
 1 Federal Street, Boston, Massachusetts

Charles M. Hazard, Jr.                                 0       --                  0                0        --

John H. McArthur                                       0       --                  0                0        --

Greylock Equity Limited Partnership              999,999      16.7                 0          999,999       12.5
 c/o Greylock Management Corporation
 1 Federal Street, Boston, Massachusetts

Olga M. Saladrigas(3)                          1,061,250      17.7                 0        1,061,250       13.3
 c/o Saladrigas Heritage Investments, Inc.
 2850 Douglas Road
 Coral Gables, Florida

All directors and executive officers
 as a group (10 persons)(2)(3)(4)              5,873,751      97.9           200,000        5,673,751       70.9

(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting power and investment power with respect to all shares of Common Stock beneficially owned by them. Unless otherwise indicated, the address of each of the identified beneficial owners is 2850 Douglas Road, Coral Gables, Florida.

(2) Messrs. Saladrigas and Sanchez have granted to the Underwriters an option to purchase up to 330,000 additional shares of Common Stock. See "Underwriting." In the event the Underwriters exercise the overallotment option in full, Messrs. Saladrigas and Sanchez will each own 2,108,752 shares after the offering, representing 26.4% of total shares outstanding, while all directors and executive officers as a group will own 5,343,751 shares (66.8% of the total).

(3) Each of Carlos Saladrigas and his wife, Olga M. Saladrigas, owns 50% of the voting securities of Saladrigas Heritage Investments, Inc. ("Heritage Investments"), a Florida corporation. Heritage

                               40

    Investments is the general partner of a Florida limited partnership whose assets include 1,061,250 shares of Common Stock of the Company. As equal shareholders of the entity which has sole voting and dispositive power over shares of the Company held by the limited partnership, Mr. and Mrs. Saladrigas are deemed to share voting and dispositive power over all such shares.

(4) Reflects shares held of record by Greylock Equity Limited Partnership. Mr. Cox disclaims beneficial ownership of the shares owned by Greylock Equity Limited Partnership. Mr. Cox, a director of the Company, is the general partner of Greylock Equity GP Limited Partnership, which is the general partner of Greylock Equity Limited Partnership.


                         DESCRIPTION OF CAPITAL STOCK

   On the date of this Prospectus, the Company has outstanding 4,956,066 shares of Common Stock, par value $.001 per share, and 165.376 shares of Series A Preferred Stock, par value $.01 per share. Upon the closing of this offering, all of the outstanding shares of Series A Preferred Stock will be converted into 1,043,933 shares of Common Stock. In addition, upon the closing of this offering, the Company's Amended and Restated Articles of Incorporation, as amended to date will be further amended and restated (as so further amended and restated, the "Articles"), to authorize the Company to issue 60,000,000 shares of Common Stock, $.001 par value, and 20,000,000 shares of Series Preferred Stock, $.01 par value, and to delete all reference to the Series A Preferred Stock. The following discussion assumes the completion of these events and is qualified in its entirety by reference to the Articles and the Company's bylaws (the "Bylaws"), copies of which are included as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

   Each share of Common Stock entitles the holder to one noncumulative vote on each proposal or matter on which shareholders of the Company are permitted to vote, except to the extent otherwise described under the section entitled "Anti-takeover Provisions of Florida Law" below or as otherwise required by law. The holders of shares of Common Stock are entitled to dividends when and if declared by the Board of Directors out of funds legally available therefore. See "Dividend Policy." Upon any liquidation, dissolution or winding up of the Company, and after distributions with respect to liquidation preferences, if any, of the Series Preferred Stock, the net assets of the Company may be distributed to the holders of shares of Common Stock.

   The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon consummation of the offering will be fully paid and nonassessable.

   The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

SERIES PREFERRED STOCK

   Upon consummation of the offering, the Company will be authorized to issue 20,000,000 shares of Series Preferred Stock. The Board of Directors will have the authority to issue the Series Preferred Stock from time to time in one or more series and to establish the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Series Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. Any shares of Preferred Stock so issued would have priority over the Common Stock with respect to dividend or liquidation rights or both. Any future issuance of Series Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any Series Preferred Stock.

ANTI-TAKEOVER PROVISIONS OF FLORIDA LAW

   Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The "Control Share Acquisitions" section of the Florida Business Corporation Act ("FBCA") generally provides that shares acquired in excess of certain specified thresholds, beginning at 20% of the Company's outstanding voting shares, will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The "Affiliated Transactions" section of the FBCA generally requires majority approval by disinterested directors or supermajority approval by disinterested shareholders of certain specified transactions (such as a merger, consolidation, sale of assets, issuance or transfer of shares or reclassification of securities) between a corporation and a holder of more than 10% of the outstanding voting shares of the corporation, or any affiliate of such shareholder.

   The directors of the Company are subject to the "general standards for directors" provisions set forth in the FBCA. These provisions provide that in discharging his or her duties and determining what is in the best interests of the Company, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the Company and its shareholders and the social, economic, legal or other effects of any proposed action on the employees, suppliers or customers of the Company, the community in which the Company operates and the economy in general. Consequently, in connection with any proposed action, the Board of Directors is empowered to consider interests of other constituencies in addition to the Company's shareholders, and directors who take into account these other factors may make decisions which are less beneficial to some, or a majority, of the shareholders than if the law did not permit consideration of such other factors.

LIMITED LIABILITY AND INDEMNIFICATION

   Under the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the FBCA.

   The Articles and Bylaws of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHAREHOLDER MEETINGS AND OTHER PROVISIONS

   The Articles provide that all actions taken by the shareholders must be taken at an annual meeting or special meeting of shareholders and may not be effected by any consent in writing by such shareholders. Under the Articles and Bylaws, special meetings of the shareholders of the Company may be called by the Board of Directors, the Chairman of the Board or the President, and shall be called by the Chairman of the Board or Secretary of the Company upon request of the holders of not less than 50% of the capital stock entitled to vote on each matter to be considered at such meeting. In order to request or demand that a special meeting be held for any purpose, a shareholder must submit a written notice to the Secretary of the Company requesting that the Board of directors fix a record date for the purpose of determining the shareholders entitled to request the special meeting. Shareholders are also required to comply with advance notice provisions with respect to nominations of candidates for election to the Company's Board of Directors. In order to be timely, a nomination by a shareholder must be delivered to or mailed and received at the principal executive offices of the Company not less than 50 days nor more than 90 days prior to a meeting of shareholders at which an election of directors is to take place. In the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder will be timely if received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. In addition, the Articles and Bylaws provide that directors may be removed for only cause and by a vote of 80% of the issued and outstanding shares of the capital stock of the Company entitled to vote generally for the election of directors, taken at a duly called annual or special meeting of the shareholders. The Bylaws may be amended by the Board of Directors or by the vote of not less than 80% of the outstanding voting stock of the Company, voting as a single class. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

                       SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

   Upon consummation of this offering, the Company will have 7,999,999 shares of Common Stock outstanding, of which the 2,200,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company), which shares will be subject to the resale limitations, described below, of Rule 144 promulgated under the Securities Act. The remaining 5,799,999 shares are deemed to be "restricted securities," as that term is defined under Rule 144, in that such shares were issued and sold by the Company in private transactions not involving a public offering and, as such, may only be sold pursuant to an effective registration under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. An aggregate of 3,738,750 of such restricted shares will be eligible for sale under Rule 144 (subject to certain recurring three-month volume limitations prescribed by Rule 144 and the lock-up arrangements with the Underwriters described in the following paragraph) commencing 90 days after this offering, and the balance will become so eligible at various times commencing thereafter.

   All of the existing shareholders of the Company, beneficially holding in the aggregate 5,799,999 shares of Common Stock upon consummation of this offering, have agreed with the Underwriters (as hereinafter defined) not to sell or otherwise dispose of any of those shares of Common Stock for a period of 180 days after the date of this Prospectus without the written consent of Smith Barney Inc., one of the Representatives of the Underwriters. Smith Barney Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the Lock-up Agreements.

   In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with an affiliate), who has owned restricted shares of Common Stock beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on Nasdaq National Market, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. The Securities and Exchange Commission is currently considering a proposal to reduce the Rule 144 holding period for restricted securities to one year.

   The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the 1995 Plan and the 1996 Plan, thereby permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. The Company has reserved up to 666,665 shares of Common Stock for issuance under the 1995 Plan and up to 800,000 shares of Common Stock for issuance under the 1996 Plan. As of April 26, 1996, options to purchase 561,328 and 66,000 shares of Common Stock were outstanding under the 1995 Plan and the 1996 Plan, respectively. See "Management--1995 Stock Option Plan," and "--1996 Long Term Incentive Plan."

   No prediction can be made as to the effect, if any, that public sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

REGISTRATION RIGHTS

   Subject to the Lock-Up Agreements, upon consummation of the offering, Greylock, the beneficial holder of 999,999 shares of Common Stock, Carlos A. Saladrigas, the holder of 1,312,502 shares of Common Stock, the Saladrigas Family Limited Partnership, the holder of 1,061,250 shares of Common Stock and Jose M. Sanchez, the holder of 2,373,752 shares of Common Stock, will be entitled to certain demand and/or incidental registration rights with respect to such shares of Common Stock (the "Registrable Securities") pursuant to a registration rights agreement entered into by the Company in February 1995 (the "Registration Rights Agreement"). Such registration rights terminate on February 10, 2005.

   Under the Registration Rights Agreement, any of Mr. Saladrigas, the Saladrigas Family Partnership, Mr. Sanchez or Greylock may, upon consummation of the offering, request that the Company file a registration statement under the Securities Act and, upon such request and subject to certain exceptions, the Company generally will be required to use its best efforts to effect any such registration. The Company is generally not required to effect more than two such requested registrations, although, if the Company is permitted by the Securities and Exchange Commission to use Form S-3 for the registration of its securities, those shareholders will have the right to request one such registration in any twelve-month period.

   In addition, if the Company proposes to register any of its own securities, either for its own account or for the account of other security holders, the Company is required, with certain exceptions, to notify Messrs. Saladrigas and Sanchez, the Saladrigas Family Partnership, and Greylock, and, subject to certain limitations, to include in such registration all of the shares of Common Stock requested to be included by them. If the underwriter of any such offering determines, however, that marketing factors require limitation of the number of shares to be underwritten, then it may exclude some or all of the shares held by Messrs. Saladrigas and Sanchez and Greylock from such registration, on a pro rata basis, provided that no person other than the Company and Messrs. Saladrigas and Sanchez and Greylock, or certain permitted transferees of their respective rights, is permitted to include securities in the offering.

   The Company is generally obligated to bear the expenses, other than the underwriting discounts and sales commissions, of the foregoing registrations.

                                 UNDERWRITING

   Subject to the terms and conditions contained in the Underwriting Agreement, each of the underwriters named below (the "Underwriters") has severally agreed to purchase, and the Company and the Selling Shareholders have agreed to sell to such Underwriter, the respective number of shares of Common Stock set forth opposite the name of such Underwriter:

                                           NUMBER
           UNDERWRITER                   OF SHARES
           -----------                 ------------
Smith Barney Inc. ....................
Alex. Brown & Sons Incorporated ......
Hambrecht & Quist LLC ................

                                       ------------
  Total ..............................    2,200,000
                                       ============

   The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are purchased.

   The Underwriters, for whom Smith Barney Inc., Alex. Brown & Sons Incorporated and Hambrecht & Quist LLC are acting as Representatives (the "Representatives"), propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price
which represents a concession not in excess of $     per share under the
public offering price. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $     per share to certain other
dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The Selling Shareholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 330,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such Underwriter's name in the preceding table bears to the total number of shares in such table.

   The Company and each of its shareholders, who beneficially hold an aggregate of 5,999,999 shares of Common Stock, have agreed that, for a period of 180 days following the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock of the Company (other than shares offered pursuant to this Prospectus) or any securities convertible into, or exercisable or exchangeable for Common Stock of the Company.

   Prior to this offering, there has not been any public market for the Common Stock of the Company. Consequently, the initial public offering price for the shares of Common Stock included in this offering will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining such price are the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for the growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.

   The Company and Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

                                LEGAL MATTERS

   Steel Hector & Davis LLP, Miami, Florida, has rendered an opinion as to the validity of the shares of Common Stock offered hereby. Certain legal matters relating to this offering will be passed upon for the Underwriters by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida.

                                   EXPERTS

   The consolidated financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered in the offering. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions or contents of any contract or other document referred to herein are not necessarily complete. With respect to each such contract, agreement, or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description, and each such statement is deemed to be qualified in all respects by such reference.

   The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

   The Company intends to furnish its shareholders with annual reports containing financial statements audited by the Company's independent accountants and quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                     PAGE
                                                                  ---------
Report of Independent Certified Public Accountants  ................  F-2

Consolidated Balance Sheets as of December 31, 1994 and 1995  ......  F-3

Consolidated Statements of Income for the Years Ended
  December 31, 1993, 1994 and 1995 .................................  F-4

Consolidated Statement of Changes in Common Stock and
  Other Stockholders' Equity (Deficit) for the Years Ended
  December 31, 1993, 1994 and 1995 .................................  F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1993, 1994 and 1995 .................................  F-6

Notes to Consolidated Financial Statements .........................  F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of The Vincam Group, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in common stock and other stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of The Vincam Group, Inc. and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Miami, Florida
February 2, 1996, except as to
  Note 13 which is as of April 26, 1996

                            THE VINCAM GROUP, INC.
                         CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,               PRO FORMA
                                                               ---------------------------     DECEMBER 31,
                                                                    1994            1995           1995
                                                               -----------     -----------     ------------
                                                                                               (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents ...............................    $   736,420     $   912,272      $   912,272
  Restricted cash .........................................      4,250,958       4,064,040        4,064,040
    Accounts receivable, less allowance for doubtful
      accounts of $84,747 and $184,591 in 1994 and 1995,
      respectively ........................................      5,925,690       8,289,556        8,289,556
  Due from affiliates .....................................        233,612         101,095          101,095
  Deferred taxes ..........................................        690,788         774,783          774,783
  Prepaid expenses and other current assets ...............        152,485         378,686          378,686
                                                               -----------     -----------      -----------
      Total current assets ................................     11,989,953      14,520,432       14,520,432
Property and equipment, net ...............................      2,088,999       2,507,025        2,507,025
Deferred taxes ............................................        516,747         451,529          451,529
Contract acquisition costs and other assets ...............        191,384         339,805          339,805
                                                               -----------     -----------      -----------
                                                               $14,787,083     $17,818,791      $17,818,791
                                                               ===========     ===========      ===========
            LIABILITIES, MANDATORILY REDEEMABLE
    PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses ...................    $   846,088     $ 1,302,665      $ 1,302,665
  Accrued salaries, wages and payroll taxes ...............      4,779,094       6,618,291        6,618,291
  Reserve for claims ......................................      1,727,422       2,137,149        2,137,149
  Income taxes payable ....................................        584,742         141,987          141,987
  Current portion of long term borrowings .................         50,004       1,305,362        1,305,362
  Distribution payable ....................................          --            700,000          700,000
  Deferred compensation, due principally to stockholders  .          --            263,000          263,000
                                                               -----------     -----------      -----------
      Total current liabilities ...........................      7,987,350      12,468,454       12,468,454
Long term borrowings, less current portion ................        945,732       1,100,972        1,100,972
Reserve for claims ........................................        939,223       1,010,792        1,010,792
Income taxes payable ......................................        924,215       1,386,323        1,386,323
Distribution payable ......................................        700,000          --               --
Deferred compensation, due principally to stockholders  ...        557,300         294,300          294,300
Other liabilities .........................................         85,338          45,338           45,338
                                                               -----------     -----------      -----------
      Total liabilities ...................................     12,139,158      16,306,179       16,306,179
                                                               -----------     -----------      -----------
Commitments and contingencies (Note 12) ...................         --             --               --
                                                               -----------     -----------      -----------
Preferred stock, $.01 par value, 500,000 shares authorized,
  165.376 shares mandatorily redeemable Series A Preferred
  Stock issued and outstanding ............................         --           6,263,610          --
                                                               -----------     -----------      -----------
Common stock and other stockholders' equity (deficit):
     Common stock, $.001 par value, 39,500,000 shares
      authorized, 6,249,339 and 4,956,066 shares issued and
      outstanding in 1994 and 1995, respectively ............        6,249           4,956            6,000
     Additional paid in capital ..............................      42,156          --            6,262,566
     Retained earnings (accumulated deficit) .................   2,599,520      (4,755,954)      (4,755,954)
                                                               -----------     -----------      -----------
      Total common stock and other
        stockholders' equity (deficit) ......................    2,647,925     (4,750,998)        1,512,612
                                                               -----------     -----------      -----------
                                                               $14,787,083     $17,818,791      $17,818,791
                                                               ===========     ===========      ===========

The accompanying notes are an integral part of these consolidated financial statements.

                            THE VINCAM GROUP, INC.
                      CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------------
                                                             1993              1994             1995
                                                         ------------     ------------     ------------
Revenues ............................................    $138,097,047     $191,532,568     $239,407,710
                                                         ------------     ------------     ------------
Direct costs:

 Salaries, wages and employment taxes
  of worksite employees .............................     121,179,919      168,873,997      212,478,971

 Health care and workers' compensation ..............       8,953,721       10,348,787       12,339,677

 State unemployment taxes and other .................         978,211        1,594,831        1,646,250
                                                         ------------     ------------     ------------

  Total direct costs ................................     131,111,851      180,817,615      226,464,898
                                                         ------------     ------------     ------------

Gross profit ........................................       6,985,196       10,714,953       12,942,812
                                                         ------------     ------------     ------------

Operating expenses:

 Administrative personnel ...........................       3,154,494        3,998,504        6,267,921

 Other general and administrative ...................         983,337        2,343,131        3,207,004

 Sales and marketing ................................         640,091        1,376,383        1,724,361

 Provision for doubtful accounts ....................          30,000           40,000          165,000

 Depreciation and amortization ......................          88,045          204,911          337,837
                                                         ------------     ------------     ------------

  Total operating expenses ..........................       4,895,967        7,962,929       11,702,123
                                                         ------------     ------------     ------------

Operating income ....................................       2,089,229        2,752,024        1,240,689

Interest (expense) income, net ......................         (43,676)         (19,025)          38,371
                                                         ------------     ------------     ------------

Income before taxes .................................       2,045,553        2,732,999        1,279,060

Provision for income taxes ..........................        (704,237)        (933,049)        (469,223)
                                                         ------------     ------------     ------------

Net income ..........................................    $  1,341,316     $  1,799,950     $    809,837
                                                         ============     ============     ============

Net income per common and common equivalent share  ..    $       0.20     $       0.27     $       0.13
                                                         ============     ============     ============

Weighted average number of shares outstanding used
  in earnings per share calculation .................       6,697,770        6,697,770        6,462,092
                                                         ============     ============     ============

The accompanying notes are an integral part of these consolidated financial statements.

                            THE VINCAM GROUP, INC.
                 CONSOLIDATED STATEMENT OF CHANGES IN COMMON
                STOCK AND OTHER STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                            RETAINED
                                                  COMMON STOCK            ADDITIONAL        EARNINGS
                                          ----------------------------      PAID IN       (ACCUMULATED
                                              SHARES        PAR VALUE       CAPITAL         DEFICIT)          TOTAL
                                          --------------  ------------  -------------   ---------------   -------------
Balance at January 1, 1993 .............     5,996,843       $ 5,997                      $   158,254      $   164,251

Issuance of shares in connection with
  acquisition of minority interest  ....       252,498           252       $ 42,156            --               42,408

Distribution of option to acquire land
  and building .........................        --             --           --               (700,000)        (700,000)

Net income .............................        --             --           --              1,341,316        1,341,316
                                             ---------       -------       --------       -----------      -----------

Balance at December 31, 1993 ...........     6,249,341         6,249         42,156           799,570          847,975

Net income .............................        --             --           --              1,799,950        1,799,950
                                             ---------       -------       --------       -----------      -----------

Balance at December 31, 1994 ...........     6,249,341         6,249         42,156         2,599,520        2,647,925

Acquisition of shares ..................      (249,342)         (249)       (42,156)       (1,457,595)      (1,500,000)

Recapitalization, including transaction
  costs of $445,150 charged to retained
  earnings .............................    (1,043,933)       (1,044)         --           (6,707,716)      (6,708,760)

Net income .............................        --             --             --              809,837          809,837
                                             ---------       -------       --------       -----------      -----------

Balance at December 31, 1995 ...........     4,956,066       $ 4,956       $ --           $(4,755,954)     $(4,750,998)
                                             =========       =======       ========       ===========      ===========

The accompanying notes are an integral part of these consolidated financial statements.

                            THE VINCAM GROUP, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED DECEMBER 31,
                                                               ---------------------------------------------
                                                                    1993            1994             1995
                                                               --------------  -------------  --------------
Cash flows from operating activities:
 Net income ................................................    $ 1,341,316     $ 1,799,950     $   809,837
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization ............................         88,045         204,911         337,837
  Provision for doubtful accounts ..........................         30,000          40,000         165,000
  Deferred income tax expense (benefit) ....................        573,739        (280,864)        (18,777)
  Changes in assets and liabilities: .......................
   (Increase) decrease in restricted cash ..................     (1,696,206)     (2,279,752)        186,918
   Increase in accounts receivable .........................     (2,628,173)     (1,720,670)     (2,528,866)
   (Increase) decrease in due from affiliates ..............       (110,372)        (68,504)          9,440
   Decrease (increase) in prepaid expenses and
    other current assets ...................................        162,973           5,346        (226,201)
   Increase in other assets ................................        (61,375)        (81,658)        (30,981)
   Increase (decrease) in accounts payable and
    accrued expenses .......................................        804,192        (536,590)        456,577
   Increase in accrued salaries, wages, and payroll taxes  .      1,545,840       1,792,881       1,839,197
   Increase in reserve for claims ..........................        132,454       1,448,411         481,296
   (Decrease) increase in income taxes payable .............       (149,810)        191,103          19,353
   Increase (decrease) in other liabilities ................        324,936          25,104         (40,000)
                                                                -----------     -----------     -----------
Net cash provided by operating activities ..................        357,559         539,668       1,460,629
                                                                -----------     -----------     -----------
Cash flows from investing activities:
 Purchases of property and equipment .......................     (1,474,844)       (736,645)       (421,809)
 Contract acquisition costs ................................         --              --            (117,440)
 (Issuance) collection of notes receivable from
   stockholders ............................................        (53,500)       (123,078)        123,078
                                                                -----------     -----------     -----------
Net cash used in investing activities ......................     (1,528,344)       (859,723)       (416,171)
                                                                -----------     -----------     -----------
Cash flows from financing activities:
 Proceeds from the issuance of notes payable ...............        970,833          --              --
 Principal payments on borrowings ..........................        (76,532)       (182,966)       (123,456)
 Recapitalization costs ....................................         --              --            (445,150)
 Cash paid in connection with acquisition of stock  ........         --              --            (300,000)
                                                                -----------     -----------     -----------
Net cash provided by (used in) financing activities  .......        894,301        (182,966)       (868,606)
                                                                -----------     -----------     -----------
Net (decrease) increase in cash and cash equivalents  ......       (276,484)       (503,021)        175,852
Cash and cash equivalents, beginning of year ...............      1,515,925       1,239,441         736,420
                                                                -----------     -----------     -----------
Cash and cash equivalents, end of year .....................    $ 1,239,441     $   736,420     $   912,272
                                                                ===========     ===========     ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
 Interest ..................................................    $    55,342     $    91,766     $   183,242
                                                                ===========     ===========     ===========
 Income taxes ..............................................    $   220,000     $ 1,017,438     $   470,000
                                                                ===========     ===========     ===========

SUPPLEMENTAL DISCLOSURE OF NON CASH FINANCING ACTIVITIES:

In January 1995, the Company issued a subordinated note payable for $1,200,000 as partial consideration for shares reacquired by the Company.

During February 1995, the Company and its stockholders entered into an Agreement and Plan of Recapitalization whereby the Company's stockholders exchanged a portion of their shares of common stock for approximately 166 shares of Series A Participating Convertible Preferred Stock valued at approximately $6,264,000.

During 1995, the Company acquired $334,054 of computer hardware and software under a capital lease agreement.

During 1993, the Company recorded a $700,000 distribution liability related to an option held by an entity controlled by the Company's principal stockholders to purchase the land and building owned by the Company.

The accompanying notes are an integral part of these consolidated financial statements.

                            THE VINCAM GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1993, 1994 AND 1995

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The Vincam Group, Inc. and its subsidiaries (the Company) are a professional employer organization (PEO) engaged primarily in the provision of human resource management and personnel administration services. In addition, the Company provides certain managed care services, including managed behavioral health care, employee assistance programs, drug-free workplace programs, utilization review services, comprehensive workers' compensation managed care, risk management and loss containment services.

   The Company provides PEO services to small and medium sized companies in a variety of industries, including manufacturing, retail, and hospitality. Managed care services are provided to PEO clients and to health and workers' compensation insurance companies, health maintenance organizations, other managed care providers and large, self insured employers.

   PEO service contracts with client companies are generally for one year terms with automatic renewal options and subject to termination on a 30 days' notice by either party during the first year and annually thereafter. Behavioral health care contracts with clients are for terms of one or more years and are subject to cancellation by either party upon 30 to 180 days' notice depending on the nature of the services provided.

   The Company does not have a concentration of customers in any one industry; however, during 1994 and 1995, a significant portion of the Company's revenues were generated in South Florida. The Company's revenues are generated predominantly by VHR.

   A summary of the significant accounting policies followed in the preparation of the accompanying consolidated financial statements is presented below:

   PRINCIPLES OF CONSOLIDATION. The accompanying financial statements include the accounts of The Vincam Group, Inc. and its principal subsidiaries, Vincam Human Resources, Inc. (VHR), Psych/Care, Inc. (Psych/Care) and Vincam Occupational Health Services, Inc. (VOHS). All material intercompany balances and transactions have been eliminated.

   REVENUE RECOGNITION. Revenues and the related costs of wages, salaries, and employment taxes from professional employer services related to worksite employees are recognized in the period in which the employee performs the service. Because the Company is at risk for all of its direct costs, independently of whether payment is received from its clients, and consistent with industry practice, all amounts billed to clients for gross salaries and wages, related employment taxes, and health care and workers' compensation coverage are recognized as revenue by the Company. The Company establishes a reserve for doubtful accounts when it determines that collection from a client is unlikely.

   Revenues from behavioral health services are recognized during the period in which the Company is obligated to provide behavioral health services to participants. Risk management, loss containment and workers' compensation managed care services are recognized in the period in which the services are performed.

   ACCOUNTING ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates relate to the Company's reserve for claims. Actual results could differ from those estimates.

   RESERVE FOR CLAIMS. The Company's workers' compensation benefits and certain of its health care benefits are provided under large deductible insured plans. The Company records reserves for workers' compensation and health care claims costs based on actuarial calculations using the Company's loss history of workers' compensation and health care claims. Prior to 1993, the Company was fully-insured for health care claims. Prior to 1994, the Company's workers' compensation insurance was under a loss-sensitive retrospectively rated plan which provided for retroactive premium adjustments based on actual loss experience.

   In all cases regarding workers' compensation and health care claims, reserves are established at the time a participant files a claim. Furthermore, the Company, in determining its reserves, includes reserves for estimated claims incurred but not reported. The Company records reserves for estimated behavioral health care costs based on a diagnosis of participants' needs.

   At December 31, 1994 and 1995, the Company has classified as current the estimated amounts of reserves established for claims expected to be paid within one year.

   The Company's estimates of its claims reserves, including its estimate of incurred but not reported claims, are based primarily on its loss history. The ultimate cost of health care (including behavioral health) and workers' compensation claims will depend on actual costs incurred in settling the claims and may differ from the amounts reserved by the Company for those claims.

   PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight line method over the estimated useful lives of the respective assets. Repairs and maintenance are charged to expense as incurred, while expenditures which extend the useful lives of the assets are capitalized.

   ADVERTISING COSTS. Advertising expenditures are charged to operations as incurred. Advertising expense amounted to $56,124, $333,600 and $386,123 in 1993, 1994 and 1995, respectively.

   CONTRACT ACQUISITION COSTS. Costs incurred in connection with the acquisition of client contracts from other professional employer organizations are capitalized and amortized using the straight line method over 5 years, the period of non solicitation stipulated in the acquisition agreement. The Company periodically assesses the status of contracts acquired to determine the future realizability of the capitalized costs. At December 31, 1995, the Company had recorded contract acquisition costs of $117,440 and included these amounts in other assets in the accompanying balance sheet.

   CASH AND CASH EQUIVALENTS. The Company has defined cash and cash equivalents as those highly liquid investments with an original maturity of three months or less.

   INCOME TAXES. The Company records income tax expense using the liability method of accounting for deferred income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Company's assets and liabilities. An allowance is recorded when it is more likely than not that any or all of a deferred tax asset will not be realized. The provision for income taxes includes taxes currently payable plus the net change during the year in deferred tax assets and liabilities recorded by the Company.

   The Company is subject to certain state taxes based on gross receipts, payroll and taxable income within that state. Taxes based on gross receipts and payroll are classified as salaries, wages and employment taxes of worksite employees in the accompanying consolidated statements of income, while taxes based on income are included in the provision for income taxes.

   NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE. Net income per common and common equivalent share has been computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during each of the three years ended December 31, 1995. The Company has considered as outstanding common stock equivalents during those years, 627,328 net shares of common stock, after adjusting for the effect of certain stock splits described below, subject to options awarded to employees and directors of the Company during 1995 and 1996 prior to the Company's anticipated initial public offering (see Notes 8 and 13), net of shares assumed to be reacquired under the treasury stock method. For purposes of the calculation of net income per share, the mandatorily redeemable preferred stock is also considered a common stock equivalent.

   Net income per common and common equivalent share amounts for each of the years presented have been calculated giving retroactive effect to an approximate 8,417 to 1 stock split effected by the Company in June 1995 and a 3 for 4 split effected on February 21, 1996 (jointly, the Stock Splits, see Notes 7 and 13). All common and common equivalent share amounts have also been retroactively adjusted to reflect the Stock Splits.

   Assuming the Company's contemplated public offering and the related payment of the subordinated note payable had taken place on January 1, 1995, the Company would have had net income per common and common equivalent share of $0.13. Such supplemental net income per common and common equivalent share is based on the number of shares of Common Stock used in the calculation of the net income per common and common equivalent share (6,462,092) plus the number of shares (85,715) required to be sold by the Company to fund the repayment of the $1.2 million note after giving effect to the interest savings of $46,683 (net of taxes) for fiscal 1995 resulting from such pro forma reduction of indebtedness.

   STOCK BASED COMPENSATION. In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, Accounting For Stock Based Compensation (SFAS 123). SFAS 123, the disclosure provisions of which must be implemented for fiscal years beginning subsequent to December 15, 1995, establishes a fair value based method of accounting for stock based compensation plans, the effect of which can either be disclosed or recorded. The Company will adopt the provisions of SFAS 123 in 1996. Upon adoption, the Company intends to retain the intrinsic value method of accounting for stock based compensation, which it currently uses.

   FAIR VALUE OF FINANCIAL INSTRUMENTS. The Company's financial instruments consist primarily of instruments without extended maturities whose fair value equals their carrying value.

NOTE 2--RESTRICTED CASH

   The Company had cash deposits at December 31, 1994 and 1995 in the amount of $3,230,958 (of which $740,290 were time deposits) and $4,000,000, respectively, which serve as collateral on certain standby letters of credit issued in connection with the Company's workers' compensation insurance plan (see Note 5). These cash deposits have been classified as restricted cash in the accompanying consolidated balance sheets.

   Under its prior agreement with its workers' compensation insurance carrier, the Company was required to deposit in escrow certain amounts as collateral to guarantee the payment of workers' compensation claims. At December 31, 1994 and 1995, the Company had deposited in escrow $1,020,000 and $64,040, respectively, and classified these amounts as restricted cash as of that date. No such escrow deposits are required under the Company's current agreement with its workers' compensation insurance carrier.

NOTE 3--PROPERTY AND EQUIPMENT

   Property and equipment consist of the following as of December 31:

                                                                                   ESTIMATED
                                                                                 USEFUL LIVES
                                                       1994          1995         (IN YEARS)
                                                  ------------- ------------  ---------------
Land ...........................................    $  284,374    $  284,374
Building .......................................       775,158       775,158           30
Building improvements ..........................       510,232       510,232            7
Furniture and fixtures .........................       217,705       308,924            5
Office and computer equipment ..................       695,040     1,353,926          3-5
Vehicles .......................................        20,249        20,249            3
                                                    ----------    ----------
                                                     2,502,758     3,252,863
Less: accumulated depreciation and amortization       (413,759)     (745,838)
                                                    ----------    ----------
                                                    $2,088,999    $2,507,025
                                                    ==========    ==========

   At December 31, 1995, gross fixed assets included $346,690 of office and computer equipment under capital lease obligations.

   See also Notes 5, 7 and 12.

NOTE 4--RESERVE FOR CLAIMS

   At December 31, 1994 and 1995, the Company's reserves for claims costs are as follows:

                                                   1994           1995
                                              -------------  -------------
Accrued workers' compensation claims  ......    $2,039,223     $ 2,197,374
Accrued health care claims .................       393,423         654,182
Reserve for behavioral health care claims  .       233,999         296,385
                                                ----------     -----------
                                                 2,666,645       3,147,941
Less: workers' compensation claims expected
  to be settled in more than one year ......      (939,223)     (1,010,792)
                                                ----------     -----------
Reserve for claims--current ................    $1,727,422     $ 2,137,149
                                                ==========     ===========

NOTE 5--BORROWINGS

   Borrowings at December 31, 1994 and 1995 are as follows:

                                                                       1994          1995
                                                                   -----------   ------------
Subordinated note payable in quarterly installments of $150,000 beginning in March 1998, interest due quarterly at the quoted rate for 1 year U.S. Treasury Bills (7% at December 31, 1995), the note becomes payable within 30 days after an initial public
  offering, guaranteed by the Company's principal stockholders ..                 $ 1,200,000
Note payable to bank, original amount of $1 million, repayable in monthly instalments of $4,167, plus interest at 8.5% per annum, through November 1998 when a balloon payment of $750,000 is due, secured by land and building and the personal
  guarantees of the Company's principal stockholders ............    $945,736         895,732
Note payable, interest at 8% per annum, paid in December 1995  ..      50,000          --
Capital lease obligation for computer hardware and software, payable in monthly instalments of $7,479 through May 2000,
  interest imputed at 12.3% per annum ...........................      --             310,602
                                                                     --------     -----------
                                                                      995,736       2,406,334
Less: current portion ...........................................     (50,004)     (1,305,362)
                                                                     --------     -----------
                                                                     $945,732     $ 1,100,972
                                                                     ========     ===========

   The Company incurred interest expense of approximately $56,000, $97,000 and $205,000 during 1993, 1994 and 1995, respectively.

   The Company expects to complete an initial public offering during 1996 and use a portion of the net proceeds to repay the subordinated note payable of $1,200,000. Accordingly, this obligation has been classified as a current liability in the accompanying consolidated balance sheet at December 31, 1995.

   In December 1995, the Company entered into a $10,000,000 credit agreement with a bank (the Credit Agreement). The Credit Agreement provides for a revolving credit facility with a sublimit of $8,000,000 to fund working capital advances and standby letters of credit. Working capital advances under the revolving credit facility are limited to the lesser of $1,000,000 or the Borrowing Base, primarily composed of current accounts receivable from unrelated parties. Amounts outstanding under the revolving credit facility mature December 31, 1996.

   The Credit Agreement also has an acquisition loan facility with a sublimit of $2,000,000. Draws under the acquisition loan facility are available through December 31, 1996 and are repayable in 36 equal monthly instalments from the date of the draw. The Company is charged fees of 1/2% per annum on any unused portion of the acquisition loan facility.

   The Company has received a commitment from the bank to increase the Credit Agreement to a total amount of $13,000,000, subject to the successful completion of an initial public offering, of which $5,000,000 would be available under the acquisition loan facility.

   The Credit Agreement is collateralized by $4,000,000 in cash deposits, the guarantee of the principal shareholders of the Company up to an aggregate of $2,000,000 and substantially all of the assets of the Company. The Credit Agreement contains customary events of default and covenants which prohibit, among others, incurring additional indebtedness in excess of a specified amount, paying dividends, creating liens and engaging in certain mergers or combinations without the prior written consent of the lender. The Credit Agreement also contains certain financial covenants relating to current ratio, debt and interest coverage, net worth and other financial ratios.

   Interest under the Credit Agreement accrues at rates based on the prime rate (Prime) or the Eurodollar Rate (as defined in the Credit Agreement), at the Company's option. Amounts outstanding under the revolving credit facility bear interest at Prime plus 0.5% or the Eurodollar Rate plus 2.5%. Amounts outstanding under the acquisition loan facility bear interest at Prime plus 1% or the Eurodollar Rate plus 3%.

   Under the revolving credit facility, the Company had outstanding approximately $4,981,000 in standby letters of credit at December 31, 1995 which guarantee the payment of claims to the Company's workers' compensation insurance carrier. As of that date there were no amounts outstanding under the working capital advance or under the acquisition loan facilities. All amounts under these facilities were available at December 31, 1995.

   As of December 31, 1995, the scheduled annual maturities of the Company's long term debt are summarized as follows:

1996  .............    $1,305,362
1997  .............       112,559
1998  .............       866,412
1999  .............        79,888
2000  .............        42,113
                       ----------
                       $2,406,334
                       ==========

NOTE 6--MANDATORILY REDEEMABLE PREFERRED STOCK

   The Company has authorized 500,000 shares of preferred stock with a par value of $.01 per share. These shares can be issued from time to time, in one or more series as authorized by the Company's Board of Directors.

   During February 1995, the Company and its stockholders entered into an Agreement and Plan of Recapitalization whereby the Company's stockholders exchanged 1,043,933 (after adjusting for the effect of the Stock Splits) shares of common stock for 165.376 shares of Series A Participating Convertible Preferred Stock (Series A Preferred Stock). The Series A Preferred Stock has a par value of $.01 per share.

   The Series A Preferred Stock is automatically convertible, in the event of an initial public offering meeting certain price and proceeds requirements, into 1,043,933 shares of common stock, after adjusting retroactively for the effects of the Stock Splits (see Note 7). Additionally, the Series A Preferred Stock is redeemable, at the option of the majority of the preferred stockholders, for approximately $6,264,000 five years from the date of issuance. The Series A Preferred Stock is fully participating in the profits of the Company along with the common stock and has certain liquidation preferences. The Series A Preferred Stock does not accrue preferred dividends.

   The Series A Preferred Stock has been recorded at $6,263,610 in the accompanying balance sheet as of December 31, 1995 based on its fair market value on the date of issuance, as evidenced by the sale of Series A Preferred Stock by the Company's principal stockholders to an unaffiliated party. Both the fair market value and the costs incurred of approximately $445,000 in connection with the recapitalization were charged to retained earnings at the time of the transaction.

NOTE 7--STOCKHOLDERS' EQUITY

   During June 1995, the Company increased its authorized common stock from 500,000 shares to 39,500,000 shares and simultaneously effected an approximate 8,417 to 1 stock split. On February 21, 1996, the Company effected a 3 for 4 reverse stock split (see Note 13). All references in the financial statements to per share amounts have been retroactively restated to reflect the change in the number of common shares outstanding as a result of the Stock Splits.

   In connection with the stock split and increase in authorized shares effected in June 1995, the Company reduced the par value of its common stock to $.001 from $1.00.

   In June 1993, CP Investments, Inc., an entity controlled by the Company's principal stockholders, assigned to the Company an option which CP Investments held to purchase, from a third party for $1 million, the land and building which is owned by the Company and where the Company's headquarters are located. In October 1993, the Company exercised the option it was assigned and purchased the land and building. As part of the assignment of the option, CP Investments retained the right to purchase the land and building from the Company for $1,000,000 for a ten year period.

   Based on two independent appraisals of the land and building subject to the previously described option, the Company valued the option at $700,000 (based on the difference between the market value of the building and its November 1993 purchase price) and recorded a distribution to its principal stockholders in June 1993. Because the transaction was entered into between commonly controlled entities, the value of the option was not considered additional basis in the building. Amounts due in connection with this distribution have been recorded as distribution payable in the accompanying balance sheets.

   As part of the Agreement and Plan of Recapitalization (see Note 6), the principal stockholders and majority preferred stockholders signed an agreement whereby, in the event of an initial public offering, the Company would repurchase for $700,000 in cash (the amount of the distribution payable recorded in 1993) CP Investments' option to purchase the Company's land and building.

   Because the Company expects to complete an initial public offering in 1996, the $700,000 distribution payable has been recorded as a current liability in the accompanying balance sheet at December 31, 1995.

   In January 1995, the Company entered into an agreement to reacquire certain of its outstanding shares from a minority shareholder. Under the terms of the agreement, the Company acquired and canceled 249,342 shares of its common stock, after adjusting for the effect of the Stock Splits, for $300,000 in cash and a subordinated note for $1,200,000 (see Note 5). Simultaneously, the Company's principal shareholders acquired 66,281 outstanding shares of the Company's common stock, after adjusting for the effect of the Stock Splits, for $400,000.

NOTE 8--STOCK OPTION PLAN

   During May 1995, the Company adopted The Vincam Group 1995 Stock Option Plan (the Plan) under which it has reserved for issuance 666,665 shares of common stock, after adjusting for the effect of the Stock Splits. Options under the Plan may qualify as "incentive stock options" in accordance with the Internal Revenue Code. Shares are also available for distribution under the Plan pursuant to options which do not so qualify. Under the Plan, incentive stock options can be granted to eligible officers and key employees at not less than the fair market value of the shares at the date of grant of the option. The Plan permits the issuance of nonqualified stock options at exercise prices not less than 85% of the fair market value of the shares at the date of grant of the option.

   In July, November and December 1995, the Company granted to certain employees and a director, options to acquire 431,663, 16,666 and 66,666 shares, respectively, of common stock. The options granted in July were at an exercise price of $3.00 per share, while the November and December grants were at $3.33 per share, after adjusting for the effect of the Stock Splits. The exercise price of each option was determined based on the estimated fair market value of the underlying shares at the time of grant, based on independent appraisals. These options are exercisable, as they vest, at varying amounts over a five year period from the date of grant. Inasmuch as the exercise prices were the same as the fair values of the underlying shares at the date of grant, as determined by the Board of Directors based on independent appraisals, no compensation expense has been recorded in connection with the granting of the options.

   During January 1996, the Company awarded under the Plan options to acquire 16,666 shares of its common stock at $4.67 per share to an employee, after adjusting for the effect of the Stock Splits. See Note 13.

   At December 31, 1995, all options granted during the year were still outstanding.

NOTE 9--RELATED PARTY TRANSACTIONS

   The Company has amounts due from affiliates at December 31, 1994 of $110,534 and $101,095 in 1995 which have been included in other current assets in the accompanying balance sheets. Amounts due from affiliates have no specific repayment terms and do not bear interest. These balances represent primarily current activity between the Company and an affiliate and, accordingly, have been classified as current in the accompanying consolidated balance sheets.

   In June 1993, the Company entered into a building management agreement with CP Investments for the maintenance of the Company's building. The agreement calls for annual management fees of 20% of the building's market rent. It is the intention of management to terminate the agreement with CP Investments upon the consummation of an initial public offering. In 1993, 1994 and 1995, the Company recorded $42,000, $41,000 and $40,000, respectively, in connection with this agreement.

   At December 31, 1994, the Company had unsecured notes receivable of $123,078 from its principal stockholders, maturing on December 31, 1997, which bore interest at 7% per annum. The balance of these notes was repaid in February 1995. Accordingly, the amounts have been included as a current asset under due from affiliates at December 31, 1994.

   The Company has entered into a registration rights agreement with the Company's principal common stockholders and the majority preferred stockholder whereby these parties are entitled to certain demand and/or incidental registration rights through February 2005.

   See also Notes 7 and 11.

NOTE 10--INCOME TAXES

   The provision for federal and state income taxes consists of the following:

                                 1993          1994          1995
                              ----------    ----------    ----------
CURRENT
 Federal ..................    $120,498     $1,188,913     $468,000
 State ....................      10,000         25,000       20,000
                               --------     ----------     --------
                                130,498      1,213,913      488,000
                               --------     ----------     --------
DEFERRED
 Federal ..................     573,739       (280,864)     (18,777)
 State ....................       --             --           --
                               --------     ----------     --------
                                573,739       (280,864)     (18,777)
                               --------     ----------     --------
Provision for income taxes     $704,237     $  933,049     $469,223
                               ========     ==========     ========

   Subsequent to December 31, 1994, the Company requested a change, for income tax purposes, in the method of accounting for its workers' compensation loss reserves. As a result, the Company recorded a deferred tax asset relating to the reserves and an increase in income taxes payable of approximately $1,386,000. Under the provisions of the Internal Revenue Code
(IRC), once the change is formally approved, the Company can amortize over three years the payment of taxes due for changes resulting in taxable income and can recognize currently deductions resulting from the change in method. The Company has classified as long term those taxes resulting from this change which it expects to pay in more than one year.

   The gross amounts of deferred tax assets recorded in the accompanying consolidated balance sheets at December 31, 1994 and 1995 are as follows:

                                                1994         1995
                                            -----------  -----------
Current deferred tax assets:
 Allowance for doubtful accounts  ........    $ 28,814     $ 59,361
 Accrued health care claims ..............     133,764      222,422
 Preoperating costs ......................     154,210        --
 Reserve for workers' compensation claims      374,000      403,580
 Deferred compensation ...................       --          89,420
                                              --------     --------
                                              $690,788     $774,783
                                              ========     ========
Long term deferred tax assets:
 Deferred compensation ...................    $189,471     $100,062
 Reserve for workers' compensation claims      319,336      343,527
 Other ...................................       7,940        7,940
                                              --------     --------
                                              $516,747     $451,529
                                              ========     ========

   Realization of the above deferred tax assets is dependent on generating sufficient taxable income in the future to offset the deductible temporary differences generating the deferred tax assets. Although realization is not assured, management believes that it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income are reduced.

   A reconciliation of the differences between income taxes computed at the federal statutory tax rate and the income tax provisions reflected in the accompanying consolidated statements of income is as follows:

                                           1993         1994         1995
                                       -----------   ----------  -----------
Income taxes computed at the federal
  statutory tax rate of 34% .........    $695,488     $929,219     $434,880
State income taxes, net of federal
  income tax effect .................       6,600       16,500       13,200
Other, net ..........................       2,149      (12,670)      21,143
                                         --------     --------     --------
Provision for income taxes ..........    $704,237     $933,049     $469,223
                                         ========     ========     ========

NOTE 11--EMPLOYEE BENEFIT PLANS

   The Company maintains a defined contribution plan covering certain of its worksite employees for a number of client companies. The Company contributes, on behalf of each participating client, varying amounts based on client company elections. Total Company contributions for the years ended December 31, 1993, 1994 and 1995 were $314,271, $416,922 and $550,776, respectively.
The Company does not currently include its administrative employees in its defined contribution plan.

   The Company has requested a determination letter from the Internal Revenue Service (IRS) regarding the qualified status of its defined contribution plan under Section 401(k) of the IRC. The IRS may assert certain issues regarding the employer status of the Company in connection with its 401(k) plan. A determination by the IRS that the Company is not the employer of its worksite employees under the Employment Retirement Income Security Act of 1974, as amended, could ultimately lead to the disallowance, as tax deductions, of the Company's contributions under the 401(k) plan, could cause the plan trust to be deemed to be a taxable trust and could result in the assessment of penalties. Although the Company has not received the determination letter from the IRS, management believes that the Company's defined contribution plan complies with the provisions of the Section 401(k) of the IRC and as such can be considered qualified under such provisions.

   The Company sponsors an unfunded deferred compensation plan (the Deferred
Plan). The Deferred Plan covers a selected group of employees as determined by the Company's Board of Directors. The amounts due under the Deferred Plan are based on bonuses granted by the Board of Directors, at its discretion at each year end for that year's performance by the employee. Based on the awards granted, the Company recorded compensation expense of $253,100 and $41,200 during 1993 and 1994, respectively. No deferred compensation expense was recognized in 1995.

   The amount of compensation subject to the Deferred Plan and the vesting period for individual grants, or any changes thereto, is established by the Company's Board of Directors. Deferred compensation amounts generally vest at the end of three years from the date of award, provided the participant is employed by the Company on such date. At December 31, 1995 the vesting schedule under the Plan is as follows:

1996  ..........    $263,000
1997  ..........     253,100
1998  ..........      41,200
                    --------
                    $557,300
                    ========

   The Company has included these amounts within other liabilities in the accompanying balance sheets as short term or long term based on the applicable vesting dates. Of the above amounts, approximately $400,000 at December 31, 1995, relate to deferred compensation to the Company's principal stockholders. All deferred compensation is expected to be paid in cash.

NOTE 12--COMMITMENTS AND CONTINGENCIES

   The Company has entered into non compete agreements with its Chairman and Vice-Chairman, who are also the Company's principal stockholders. The agreements are for a term to be specified by the Company, not to exceed two years, in the event of the Chairman's or Vice-Chairman's termination. The non compete agreements require payment to the Chairman and Vice-Chairman of their full salary and benefits during the term of the agreement.

   In addition, the Company, under a separate agreement, has agreed to pay its principal shareholders a minimum annual cash compensation of $250,000 each. Upon termination of their employment, the principal shareholders are entitled to a severance package of one full year of base salary and the payment of certain other benefits for up to two years. The provisions of this agreement will terminate upon completion of an initial public offering.

   As disclosed in Note 5, the Company has certain capitalized lease obligations relating to computer hardware and software. At December 31, 1995, aggregate future minimum lease payments under the capitalized lease obligations are as follows:

1996 ....................................   $ 89,749
1997 ...................................      89,749
1998 ...................................      89,749
1999 ...................................      89,749
2000 ...................................      37,395
                                            --------
Total minimum lease payments ...........    $396,391
Amount representing imputed interest  ..     (85,789)
                                            --------
Present value of minimum lease payments     $310,602
                                            ========

   The Company leases certain office space, automobiles and office equipment under non-cancelable operating leases expiring on various dates through the year 2000. Total rent expense charged to operations during the years ended December 31, 1993, 1994 and 1995 was $200,100, $177,900 and $270,900,
respectively.

   At December 31, 1995, the minimum annual rental commitments under the previously described operating leases are as follows:

 FOR THE YEAR ENDING
  DECEMBER 31,
- --------------------
1996 ...............   $  355,100
1997 ...............      294,100
1998 ...............      225,500
1999 ...............      154,500
2000 ...............       49,400
                       ----------
Total ..............   $1,078,600
                       ==========

   The Company is a defendant in a lawsuit related to a wrongful death claim involving a worksite employee. The plaintiff seeks damages in excess of $10 million. The Company is asserting that its liability under this claim, if any, should be limited to the State of Florida's workers' compensation limit of $100,000 involving worksite deaths. The case is in its preliminary stages of investigation. However, based on consultations with the Company's counsel, management believes that the ultimate outcome of this matter will not have a material effect on the Company's financial position or results of operation.

   The Company is also involved in other legal and administrative proceedings arising in the ordinary course of business. The outcome of these actions are not expected to have a material effect on the Company's financial position or results of operation.

   See also Notes 1 and 4.

NOTE 13--SUBSEQUENT EVENTS

   On February 21, 1996, the Company effected a 3 for 4 reverse stock split. All references in the Financial Statements to per share amounts have been retroactively restated to reflect the change in the number of common shares outstanding as a result of this reverse stock split (see Note 7).

   On March 6, 1996, in connection with the wrongful death claim described in
Note 12, the claims against the officers of the Company and the client company were dismissed, and discovery in the proceedings was stayed pending the Court's determination of whether the plaintiff adequately stated a cause of action against the Company and its client, which is a co-defendant.

   On March 8, 18, 25 and April 18, 1996, the Company issued options to certain employees and directors to acquire an aggregate of 112,333 shares of common stock at an exercise price of $8.05 per share. On April 26, 1996, options to purchase 16,666 shares of common stock at an exercise price of $3.00 per share were forfeited by an employee. The Company has considered the net number of options issued during the one-year period prior to its contemplated initial public offering to be common stock equivalents for purposes of its per share calculations for each of the three years in the period ended December 31, 1995.

NOTE 14--PRO FORMA BALANCE SHEET (UNAUDITED)

   The pro forma balance sheet as of December 31, 1995 presents the pro forma effect of the conversion of the Company's Series A Preferred Stock into 1,043,933 shares of common stock as of that date. As disclosed in Note 6, the Series A Preferred Stock is automatically convertible in the event of an initial public offering meeting certain price and proceeds requirements.

                                 * * * * * *

  NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                                   ----------
                                TABLE OF CONTENTS

                                            PAGE
                                         ---------
Prospectus Summary ....................       3
The Company ...........................       6
Risk Factors ..........................       6
Use of Proceeds .......................      12
Dividend Policy .......................      12
Capitalization ........................      13
Dilution ..............................      14
Selected Financial Data ...............      15
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations ...........      16
Business ..............................      22
Industry Regulation ...................      29
Management ............................      35
Certain Transactions ..................      39
Principal and Selling Shareholders  ...      40
Description of Capital Stock ..........      41
Shares Eligible for Future Sale  ......      43
Underwriting ..........................      45
Legal Matters .........................      46
Experts ...............................      46
Additional Information ................      46
Index to Financial Statements .........     F-1

                                   ----------

  UNTIL      , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,200,000 SHARES

                                     [LOGO]

                             THE VINCAM GROUP, INC.

                                  COMMON STOCK

                                   ----------

                               P R O S P E C T U S
                                        , 1996

                                   ----------

                                Smith Barney Inc.

                               Alex. Brown & Sons
                                  INCORPORATED

                                Hambrecht & Quist

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth an estimate of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation:

Registration Fee--Securities and Exchange Commission  ......  $ 13,086.21
Filing Fee--National Association of Securities Dealers, Inc.     3,663.00
Nasdaq National Market Filing Fee .........................     37,500.00
Transfer Agent and Registrar Fees and Expenses  ...........      7,500.00
Blue Sky Fees and Expenses ................................     25,000.00
Legal Fees and Expenses ...................................    250,000.00
Accounting Fees and Expenses ..............................    150,000.00
Printing and Engraving Expenses ...........................    125,000.00
Miscellaneous .............................................     88,250.79
                                                              -----------
  Total ...................................................   $700,000.00
                                                              ===========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   FLORIDA BUSINESS CORPORATION ACT. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

   Section 607.0850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

   Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

   Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

   ARTICLES AND BYLAWS. Article XI of the Company's Amended and Restated Articles of Incorporation and Article VIII of the Company's Amended and Restated Bylaws (each to be filed prior to consummation of the offering) provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

   UNDERWRITING AGREEMENT. Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1 hereto, which provides for indemnification by the Underwriters of directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act, under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   The following securities of the Registrant were sold by the Registrant since February 15, 1993. Exemption from registration with respect to the following sales was claimed under Sections 3(a)(9) and 4(2) of the Securities Act.

   In February 1995, the Company issued to all of its then current shareholders an aggregate of 165.376 shares of the Company's Series A Preferred Stock, par value $.01 per share, in exchange for 1,043,933 shares of the Company's Common Stock, par value $1.00 per share (as adjusted for the Company's 8,416.62283 for one stock split of its Common Stock effected in June 1995 and the Company's 3 for 4 reverse stock split of its Common Stock effected on February 21, 1996) pursuant to an Agreement and Plan of Recapitalization between the Company and such shareholders.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits.

   EXHIBIT
     NO.                                                DESCRIPTION
   -------                                              -----------
     1.1     Form of Underwriting Agreement.*

     2.1     Agreement and Plan of Recapitalization, dated as of February 10, 1995, among the Registrant, Carlos
             A. Saladrigas, Jose M. Sanchez, Richard B. Light and Steven R. Light.*

     3.1     Form of Articles of Incorporation of the Registrant to be filed by the Registrant immediately prior to consummation of the offering to which this Registration Statement relates.*

     3.2     Form of Bylaws of the Registrant to be adopted by the Registrant immediately prior to consummation of the offering to which this Registration Statement relates.*

     4.1     Form of certificate for shares of the Registrant's Common Stock.*

     4.2     See Exhibits 3.1 and 3.2 for provision of the Articles of Incorporation and Bylaws of the Registrant
             defining rights of holders of Common Stock.*

     5       Opinion of Steel Hector & Davis.*

    10.1     Series A Participating Convertible Preferred Stock Purchase Agreement, dated as of February 19, 1995, among the Registrant, Carlos A. Saladrigas, Jose M. Sanchez, Greylock Equity Limited Partnership,
             a Delaware limited partnership, and for certain limited purposes, Richard B. Light and Steven R. Light.*

    10.2     See Exhibit 2.1 for Agreement and Plan of Recapitalization, dated February 10, 1995, between Registrant,
             Carlos A. Saladrigas, Jose M. Sanchez, Richard B. Light and Steven R. Light.*

    10.3     Registration Rights Agreement among the Registrant, Greylock Equity Limited Partnership, Carlos A.
             Saladrigas and Jose M. Sanchez, dated February 10, 1995.*

    10.4     Non-Competition Agreement between the Registrant and Jose M. Sanchez, dated February 10, 1995.*

    10.5     Non-Competition Agreement between the Registrant and Carlos A. Saladrigas, dated February 10, 1995.*

    10.6     Right of Future Appreciation Letter Agreement among Greylock Equity Limited Partnership, the Registrant,
             Carlos A. Saladrigas and Jose M. Sanchez, dated February 10, 1995.*

    10.7     Subordinated Promissory Note, dated January 21, 1995, issued by The Vincam Group, Inc. to Juan I.
             Prado in the aggregate principal amount of $1,200,000.*

    10.8     Credit Agreement, dated as of December 29, 1995 among The Vincam Group, Inc., its Subsidiaries and
             Fleet National Bank of Massachusetts.*

    10.9     Workers' Compensation and Employers Liability Policy No. WA1-65D-004109-035, issued by Liberty Mutual
             Insurance Company, policy period December 31, 1995 to December 31, 1996.*

    10.10    Agreement for Guarantee of Deductible Reimbursement, dated January 4, 1996, between the Registrant and Liberty Mutual Insurance Company, related to Policy No. WA1-65D-004109-035.*

    10.11    Workers' Compensation and Employers Liability Policy No. WA1-65D-004109-034, issued by Liberty Mutual
             Insurance Company, policy period December 31, 1994 to December 31, 1995.*

    10.12    Agreement for Guarantee of Deductible Reimbursement, dated January 23, 1995, between the Registrant and Liberty Mutual Insurance Company, related to Policy No. WA1-65D-004109-034.*

    10.13    Workers' Compensation and Employers Liability Policy No. WA1-65D-004109-014, issued by Liberty Mutual
             Insurance Company, policy period January 1, 1994 to December 31, 1994.*

    10.14    Agreement for Guarantee of Deductible Reimbursement, dated January 4, 1996, between the Registrant and Liberty Mutual Insurance Company, related to Policy No. WA1-65D-004109-014.*

    10.15    Option to Purchase Agreement between C.P. Investments of Miami, Inc. and the Registrant, dated June
             30, 1993.*

   EXHIBIT
     NO.                                                DESCRIPTION
   -------                                              -----------
    10.16    Management Agreement between C.P. Investments of Miami, Inc. and the Registrant, dated June 30, 1993.*

    10.17    Agreement between Vincam Occupational Health Systems, Inc. and HIP Health Plan of Florida, Inc., effective
             May 1, 1994.*

    10.18    1995 Stock Option Plan of the Registrant.**

    10.19    1996 Long Term Incentive Plan of the Registrant.**

    10.20    Vincam Human Resources, Inc. Deferred Compensation Plan.**

    10.21    Real Estate Mortgage and Security Agreement, dated as of November 2, 1994, between Consolidated Bank,
             N.A. and the Registrant.*

    10.22    Promissory Note, dated November 2, 1994, issued by The Vincam Group, Inc. to Consolidated Bank, N.A.
             in the aggregate principal amount of $1,000,000.*

    10.23    Amendment, entered into as of December 27, 1995, to the Registration Rights Agreement dated February
             10, 1995, between the Registrant, Greylock Equity Limited Partnership, Carlos A. Saladrigas and Jose
             M. Sanchez.*

    11       Statement re Computation of Per Share Earnings.

    21       Subsidiaries of the registrant.*

    23.1     Consent of Steel Hector & Davis (contained in Exhibit 5).*

    23.2     Consent of Price Waterhouse LLP.

    24       Power of Attorney.*

- ----------
 * Previously filed.
** Management compensation plan previously filed.

   (b) Financial Statement Schedules.

   Schedule II. Valuation and Qualifying Accounts.

ITEM 17. UNDERTAKINGS.

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 14 above, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned Registrant hereby undertakes that:

       (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 8, 1996.

                                          THE VINCAM GROUP, INC.

                                          By: /s/ JOSE M. SANCHEZ
                                              ------------------------------
                                              Jose M. Sanchez
                                              Vice Chairman of the Board

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                           TITLE                         DATE
      ---------                           -----                         ----

              *               Chairman of the Board, President      May 8, 1996
- --------------------------      and Chief Executive Officer
 Carlos A. Saladrigas           (Principal Executive Officer)

/s/ JOSE M. SANCHEZ           Vice Chairman of the Board            May 8, 1996
- --------------------------
 Jose M. Sanchez

              *               Vice President and Controller         May 8, 1996
- --------------------------      (Principal Financial and
 Martiniano J. Perez            Accounting Officer)

              *               Director                              May 8, 1996
- --------------------------
 Howard E. Cox, Jr.

              *               Director                              May 8, 1996
- --------------------------
 Charles M. Hazard, Jr.

              *               Director                              May 8, 1996
- --------------------------
 John H. McArthur

*By: /s/ JOSE M. SANCHEZ                                            May 8, 1996
- --------------------------
     Jose M. Sanchez
     Attorney-in-fact

                                                                   SCHEDULE II

                      VALUATION AND QUALIFYING ACCOUNTS

            COLUMN A                 COLUMN B       COLUMN C         COLUMN D            COLUMN E
- -------------------------------- ---------------- -------------  ------------------ ------------------
                                                                    PAYMENTS OF
                                                                 CLAIMS, WRITE OFF
                                                    CHARGES TO    OF UNCOLLECTIBLE
                                    BALANCE,        COSTS AND       ACCOUNTS AND          BALANCE,
                                 JANUARY 1, 1995     EXPENSES     OTHER REDUCTIONS   DECEMBER 31, 1995
                                 ---------------- -------------  ------------------ ------------------
RESERVE FOR CLAIMS .............   $2,666,645      $7,072,548       $(6,591,252)        $3,147,941
                                   ==========      ==========       ===========         ==========

ALLOWANCE FOR DOUBTFUL
  ACCOUNTS .....................   $   84,747      $  165,000       $   (65,156)        $  184,591
                                   ==========      ==========       ===========         ==========

                                                                    PAYMENTS OF
                                                    CHARGES TO      CLAIMS AND
                                    BALANCE,        COSTS AND          OTHER              BALANCE,
                                 JANUARY 1, 1994     EXPENSES       REDUCTIONS       DECEMBER 31, 1994
                                 ---------------- -------------  ------------------ ------------------
RESERVE FOR CLAIMS .............   $1,218,234      $4,509,945       $(3,061,534)       $2,666,645
                                   ==========      ==========       ===========         ==========

ALLOWANCE FOR DOUBTFUL
  ACCOUNTS .....................   $   44,747      $   40,000       $    --             $  84,747
                                   ==========      ==========       ===========         ==========

                                                                    PAYMENTS OF
                                                    CHARGES TO      CLAIMS AND
                                    BALANCE,        COSTS AND          OTHER              BALANCE,
                                 JANUARY 1, 1993     EXPENSES       REDUCTIONS       DECEMBER 31, 1993
                                 ---------------- -------------  ------------------ ------------------
RESERVE FOR CLAIMS .............   $1,085,780      $2,792,856 .     $(2,660,402)        $1,218,234
                                   ==========      ==========       ===========         ==========

ALLOWANCE FOR DOUBTFUL
  ACCOUNTS .....................   $   14,747      $   30,000       $    --             $   44,747
                                   ==========      ==========       ===========         ==========

                                EXHIBIT INDEX

                                                                   SEQUENTIAL
   EXHIBIT                                                            PAGE
     NO.                         DESCRIPTION                         NUMBER
   -------                       -----------                       ----------
11           Statement re Computation of Per Share Earnings
23.2         Consent of Price Waterhouse LLP.